As filed with the Securities and Exchange Commission on January 19, 1999
                                                    Registration No. 333-69577

------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                 Amendment No. 1
                                       to
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)


          Canada                         1311                   Not Applicable
(State or other jurisdiction      (Primary standard            (I.R.S. employer
   of incorporation or               industrial              identification no.)
        organization)              classification
                                    code number)

                                                        PHIL RYKHOEK, C.F.O.
17304 Preston Road, Suite 200                          Denbury Resources Inc.
    Dallas, Texas 75252                            17304 Preston Road, Suite 200
      (972) 673-2000                                      Dallas, Texas 75252
(Address and telephone number                         (972) 673-2000; Facsimile:
      of Registrant's                                      (972) 673-2051
 principal executive offices)                       (Name, address and telephone
                                                    number of Agent for Service)
                                   Copies to:
        DONALD W. BRODSKY
           KAREN BRYANT
        Jenkens & Gilchrist,
     A Professional Corporation
     1100 Louisiana, Suite 1800
         Houston, TX  77002
(713) 951-3300; Facsimile:  (713) 951-3314

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after (a) the effectiveness of this Registration Statement and (b) the effective date of the continuance of Denbury Resources Inc., a Canadian corporation, as a domestic corporation under Delaware law which, as continued under Delaware law, is the "Registrant".

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
Title of Each Class     Amount         Maximum        Maximum        Amount of
of Securities to be     to be       Offering Price   Aggregate      Registration
    Registered       Registered       Per Share    Offering Price       Fee
Common Stock        31,976,538 (1)  $  4.00 (2)   $ 127,906,000(2) $35,558(2)(3)

(1) Consists of (i) 26,801,680 shares of Denbury Delaware common stock issuable upon the conversion pursuant to the continuance of the Company to the United States as a Delaware corporation from Canada under Delaware law, of currently issued and outstanding common shares of the Company, and (ii) up to 5,174,858 shares of Denbury Delaware common stock reserved for issuance and which will be reserved by Denbury Delaware upon conversion of shares of the Company reserved for issuance under the Company's Stock Option Plan and Employee Stock Purchase Plan and the outstanding warrants, assuming that the proposed resolutions are approved by the shareholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low prices of Common Shares, no par value, of the Company on December 22, 1998 on the New York Stock Exchange.
(3)  The Registrant has previously paid a filing fee of $35,558.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Preliminary Proxy Statement/Prospectus
Subject to Completion, dated February __, 1999


                                     [Logo]


                             DENBURY RESOURCES INC.



     We are calling a special meeting of stockholders of Denbury Resources Inc. ("Denbury Canada" or the "Company") to vote on:

     o the move of the Company's domicile from Canada to the United States as a Delaware corporation ("Denbury Delaware");

     o the sale of 18,552,876 of the Company's common shares to an affiliate of the Texas Pacific Group ("TPG"), the Company's largest shareholder, for U.S. $100 million, or $5.39 per share; and

     o the increase in the number of common shares available for issuance under our employee stock purchase and stock option plans.

        MOVE OF DOMICILE. The proposed move to the United States will not change the business or operations of our Company or our personnel and directors, and we will own all of the same assets and liabilities. The board of directors believes the Company will benefit from the move to the United States through greater flexibility in the ways it raises money and makes acquisitions. The Company's common shares will continue to trade on the New York Stock Exchange (the "NYSE") and Toronto Stock Exchange (the "TSE") under the symbol "DNR."

        SALE OF SHARES TO TPG. The sale of common shares to TPG will provide funds we can use to buy oil and gas properties at a time when it is difficult for oil and gas companies to raise money. We believe that current low oil and gas prices make this an excellent time to pursue oil and gas acquisitions.

        MORE SHARES FOR EMPLOYEE PLANS. Our employee stock purchase and stock option plans provide rewards and incentives to our key employees and help us retain these key employees. Additional common shares are needed for these plans.

     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS DOCUMENT. You should read this entire document carefully. It explains the proposals, particularly the move of the Company's domicile from Canada to the United States and the sale of common shares to TPG.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS. The special meeting will be held on March __, 1999 in Calgary, Alberta. Whether or not you plan to attend the meeting, please vote and mail in your proxy card by following the instructions on page 27 under "The Meeting" and on the proxy card.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This Proxy Statement/Prospectus was first mailed to stockholders on February __, 1999.

                             DENBURY RESOURCES INC.
                          17304 PRESTON ROAD, SUITE 200
                                DALLAS, TX 75252

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


Date:  February __, 1999              Place:  Petroleum Club
                                              Viking Room
                                              319 Fifth Avenue S.W.
                                              Calgary, Alberta
Time:  10:00 a.m. (Calgary time)

     At the special meeting, the shareholders of Denbury Resources Inc. will be asked to vote on:

        1. moving the Company's corporate domicile from Canada to the United States as a Delaware corporation;

        2. granting the board of directors the authority to postpone or abandon the move, even if approved by the shareholders, if it determines such move or its timing are not be in the Company's best interest;

        3. selling 18,552,876 common shares to an affiliate of TPG for $100 million or $5.39 per share;

        4. increasing the number of common shares that may be issued under the Company's Employee Stock Purchase Plan;

        5. increasing the number of common shares that may be issued under the Company's Stock Option Plan; and

        6. any other business that may properly come before the special meeting.

     A quorum is required to hold the meeting. The move of corporate domicile requires approval by 2/3 of the votes cast by the Company's shareholders. The sale of common shares to TPG requires a simple majority of the shareholders voting for approval, excluding any vote by TPG or its affiliates. The increase in the number of shares under the stock purchase and stock option plans also requires a simple majority. If you disagree with moving the Company's domicile, you may be paid the fair value of your stock in exchange for your shares. To be paid, you must follow the steps outlined in this document. DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

     Only shareholders who owned stock at the close of business on January __, 1999 can vote at this meeting or any adjournments that may take place.

By Order of the Board of Directors,


Phil Rykhoek
Chief Financial Officer and Secretary
As of February __, 1999

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE. THIS PROXY CARD MUST BE RECEIVED AT LEAST TWO BUSINESS DAYS BEFORE THE MEETING TO BE INCLUDED IN THE VOTE. YOU MAY VOTE BY RETURNING THE PROXY CARD EVEN IF YOU PLAN TO ATTEND THE MEETING.

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT
   VOTING......................................................................1
SUMMARY........................................................................3
   Moving the Corporate Domicile...............................................3
      Right to Dissent.........................................................3
      Background to and Principal Reasons for
       the Move of Corporate Domicile..........................................4
      Difference in Shareholder Rights in Canada
       and Delaware............................................................5
      Certain Income Tax Considerations of the
       Move of Corporate Domicile..............................................6
      Directors and Officers Afer the Move.....................................7
      Stock Exchange Listings After the Move;
       Recent Prices...........................................................7
      Intent of Management and TPG to Vote in
       Favor of the Move.......................................................7
   Granting the Board of Directors Authority to
     Abandon or Postpone the Move of Domicile..................................7
   Sale of Shares to TPG.......................................................8
   Increase of Authorized Shares Under Employee
     Stock Purchase Plan......................................................10
   Increase of Authorized Shares Under Stock
     Option Plan..............................................................11
   Summary Historical And Pro Forma
     Consolidated Financial Data..............................................12

RISK FACTORS..................................................................14
   Risks Arising Out of the Proposed Move of
     Domicile.................................................................14
     Canadian Federal Income Tax Considerations...............................14
     United States Federal Income Tax
       Considerations.........................................................14
     Effects of the Move of Domicile on
       Shareholder Rights.....................................................15
   Risks of Selling Common Shares to TPG......................................17
     Controlling Stockholder..................................................17
     Dilution.................................................................17
   Risks Inherent in an Investment in DRI.....................................17
     Volatility of Oil and Natural Gas Prices;
       Full Cost pool Writedowns..............................................18
     Substantial Capital Requirements and Need
       To Replace Reserves....................................................18
     Uncertainty of Oil and Natural Gas Reserve
       Estimates..............................................................18
     Acquisition Risks........................................................18
     Drilling and Operating Risks.............................................18
     Effects of Leverage and Restrictive Debt
       Covenants..............................................................19
     Dependence on Key Personnel..............................................19
     Governmental and Environmental Regulation................................19
     Competition..............................................................19
     Shares Eligible for Future Sale..........................................19

THE COMPANY...................................................................20
   Corporate Overview.........................................................20
   Corporate Strategy.........................................................20
   Acquisitions...............................................................20
   Impact of Recent Oil and Gas Price Decreases...............................21
   Summary Historical and Pro Forma
     Consolidated Financial Data..............................................23
   Summary Reserve Data.......................................................25
   Summary Operating Data.....................................................26

THE MEETING...................................................................27
   General....................................................................27
   Voting Rights..............................................................27
   Vote Required to Approve the Proposals.....................................28
   Solicitation and Revocation of Proxies.....................................28

MOVING THE CORPORATE DOMICILE.................................................29
   The Move...................................................................29
   The Merger.................................................................30
   Effects of the Move of Corporate Domicile and
     Merger...................................................................31
   Background to and Principal Reasons for the
     Move of Corporate Domicile and Merger....................................32
   Material Canadian Federal Income Tax
     Consequences of the Move of Corporate
     Domicile and Merger......................................................34
   Material United States Federal Income Tax
     Consequences to Shareholders of the Move of
     Corporate Domicile and Merger............................................37
   Material United States Federal Income Tax
     Consequences to the Company of the Move of
     Corporate Domicile and Merger............................................44
   Comparison of Shareholders' Rights.........................................46
   Dissenting Shareholders' Rights............................................55

GRANTING THE BOARD OF DIRECTORS
   AUTHORITY TO ABANDON OR POSTPONE
   THE MOVE OF DOMICILE.......................................................57

SALE OF SHARES TO TPG.........................................................57
   Opinion of CSFB............................................................63
   Use of Proceeds............................................................66
   Capitalization.............................................................67

INCREASE OF AUTHORIZED SHARES UNDER
   EMPLOYEE STOCK PURCHASE PLAN...............................................67

INCREASE OF AUTHORIZED SHARES UNDER
   STOCK OPTION PLAN..........................................................68

MANAGEMENT....................................................................69
   Compensation of Directors and Officers.....................................71

DESCRIPTION OF CAPITAL STOCK..................................................72
   Denbury Canada and Denbury Delaware Common
     Stock....................................................................72
   Denbury Delaware Preferred Stock...........................................72

NATURE OF THE TRADING MARKET..................................................72

LEGAL MATTERS.................................................................73

EXPERTS.......................................................................73

WHERE YOU CAN FIND MORE
      INFORMATION.............................................................73
   Available Information......................................................73
   Incorporation of Certain Documents by
     Reference................................................................74
   Certain Forward-Looking Statements.........................................74

OTHER MATTERS.................................................................74

SERVICE AND ENFORCEMENT OF LEGAL
   PROCESS....................................................................74

GLOSSARY......................................................................75

EXHIBIT A - OPINION OF CREDIT SUISSE
   FIRST BOSTON CORPORATION..................................................A-1

EXHIBIT B - SECTION 190 OF THE CBCA..........................................B-1

EXHIBIT C - CERTIFICATE OF
   DOMESTICATION.............................................................C-1

EXHIBIT D - CERTIFICATE OF
   INCORPORATION.............................................................D-1

EXHIBIT E - BYLAWS...........................................................E-1

EXHIBIT F - LIQUIDITY OPINION................................................F-1

EXHIBIT G - FULL TEXT OF RESOLUTIONS.........................................G-1

                     QUESTIONS AND ANSWERS ABOUT THE VOTING



Q:   Should I send in my stock certificates?

A: No, unless you are exercising your dissenter's rights. In that case, you should carefully read pages 55 through 57 and follow those instructions. Otherwise, you should keep your stock certificates as the move will not require surrender of stock certificates at any time.

Q:   Who is entitled to vote?

A: Shareholders as of the close of business on the record date, January __, 1999.

Q:   How do I vote? What do I need to do now?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares will be represented at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you do not vote or you abstain on any proposal, the effect will be a vote against that proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ALL OF THE PROPOSALS.

Q.   May I change my vote after I have mailed my signed proxy card?

A. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:

     o  notifying the Corporate Secretary in writing;
     o  voting in person at the meeting; or
     o  returning a later-dated proxy card.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the attention of the Corporate Secretary at Denbury Resources Inc., 17304 Preston Road, Suite 200, Dallas, Texas 75252.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to them on how to vote. However, brokers who hold shares as nominees will have discretionary authority to vote on the increase in common shares authorized for issuance under our employee stock purchase plan and stock option plan. If you fail to provide instructions, your shares will not be voted. Shares that are not voted will not be counted in the vote totals.

Q:   What vote is required for the proposals to pass?

A:   The vote required for approval varies for the proposals:

     o The proposal to move the corporate domicile must receive 2/3 of all votes cast.

     o The proposed sale of stock to TPG must be voted on by at least 50% of the outstanding shares. TPG's shares will be included to determine whether 50% have voted, but a majority of the voting shareholders excluding TPG must approve the proposed sale.

     o The other proposals must be approved by a simple majority of the shares voting.

Q:   How will voting on any other business be conducted?

A: If business other than the proposals described in this document is presented at the meeting, your signed proxy card gives authority to Ronald
     G. Greene, Chairman of the Board, or Phil Rykhoek, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

Q:   Who can answer my questions?

A:   If you have more questions about the proposals, you should contact:

     Denbury Resources Inc.
     Attn: Investor Relations
     17304 Preston Road., Suite 200
     Dallas, Texas 75252
     (972) 673-2000

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To better understand the proposals, you should read this entire document carefully, as well as the additional documents we refer you to. See "Where You Can Find More Information" (pages 73 through 74). We have also included a glossary on page 75 of certain oil and gas related abbreviations and definitions that are used in this document. All of the dollar amounts used in this document are expressed in U.S. dollars unless otherwise noted.


                          MOVING THE CORPORATE DOMICILE

Move Followed by Merger

     We will move the corporate domicile of the Company from Canada to the United States if shareholders approve this proposal. Specifically, the Company will become a Delaware corporation. After the move of corporate domicile, the Company and it's wholly owned subsidiary, Denbury Management, Inc., known as DMI, will merge, leaving one company in existence, Denbury Resources Inc. To keep the Canadian and the Delaware corporations separate in this document, we will refer to the proposed new Delaware corporation as Denbury Delaware and to the existing Canadian corporation as Denbury Canada.

     The move and merger will happen on the same day shortly after the shareholder meeting. Each common share of Denbury Canada will automatically become one share of common stock of Denbury Delaware. The move itself will not change your ownership percentage in the Company, although there could be a slight change resulting from shareholders that exercise their dissenters' rights. However, dilution will result if the sale of stock to TPG is approved.

     For example:

     o If you currently own 100 common shares, then after the move you will own 100 shares of common stock in Denbury Delaware.

     o If you currently own 10% of the Company's common stock, then after the move and sale of stock to TPG, you will own approximately 5.9% of Denbury Delaware's common stock. Such percentage may be slightly higher if shareholders exercise their dissenter rights and sell their shares to the Company.

     If you hold stock options or warrants to purchase our common shares, the options will continue in existence on essentially the same terms and apply to shares of Denbury Delaware. These changes in legal structure will not change our business or operations. Under Delaware law, approval by shareholders is not required for a merger of a wholly owned subsidiary into its parent.

Right to Dissent

     Under Canadian law, you may dissent with respect to the proposal to move the domicile of the Company and be paid the fair value of your shares. TO DISSENT AND BE PAID, YOU MUST FOLLOW THE

PROPER PROCEDURES SET OUT ON PAGES 55 THROUGH 57. IF YOU DO NOT FOLLOW THE PROPER PROCEDURES, YOU WILL LOSE YOUR RIGHT TO DISSENT. You can lose your right to dissent, for example, by:

     o  voting in favor of the resolution on moving the Company's domicile; or

     o  failing to send in a dissent notice prior to the Special Meeting; or

     o failing to make a payment demand within a twenty-day period after the meeting.

To dissent, please refer to Exhibit "B" to this document and read the section "Moving the Corporate Domicile--Comparison of Shareholders' Rights" for more details. The board of directors may postpone or abandon the proposal to move the Company's domicile if the owners of a large number of shares dissent and request payment for the fair value of their shares and the board determines that the aggregate cost to repurchase these shares is too high.

Background to and Principal Reasons for the Move of Corporate Domicile

     Our board of directors believes it is advantageous for us to move our corporate domicile from Canada to the United States for the following reasons:

     o Incremental Canadian tax costs reduce flexibility in our capital structure. For example, there is a Canadian withholding tax on interest and dividend payments transferred between the United States and Canada. This withholding tax discourages the Company's issuance of convertible debt or convertible preferred stock.

     o We believe that being a United States corporation will give us more opportunities to make acquisitions. For example, United States companies are more likely to accept common stock from the Company as a United States corporation in exchange for their oil and gas assets or stock than from a foreign corporation. We also anticipate that being a United States corporation will give us better access to the United States capital markets.

     o Certain United States laws and regulations permit more flexibility on corporate matters. For example, Canadian law requires that at least 1/3 of our board members be Canadian residents. No similar requirement exists in the United States. Additionally, we are unable to take advantage of certain benefits of the North American Free Trade Act because we are a Canadian corporation that is more than 50% owned by United States residents. We expect the move to save us administrative time and money in the future.

     o Our financial results are prepared following the Canadian accounting rules. As a United States company, we would report using United States accounting principles. Although the United States and Canadian accounting rules are similar, they are not quite the same. Since we are normally compared to United States peer companies, it may eliminate some confusion if we reported our results based on the United States accounting principles. We also believe that the United States accounting rules are currently more favorable in the case of mergers, which may be beneficial in certain circumstances.

     o All of our operations are now in the United States and over 75% of our shareholders are United States residents.

Differences in Shareholder Rights in Canada and Delaware.

     While many rights and privileges of stockholders of a Delaware corporation are comparable to those of shareholders of a Canadian corporation, there are certain material differences. These differences between the current charter and bylaws of the Company and the proposed Certificate of Incorporation and by-laws for Denbury Delaware, are discussed under "Moving the Corporate Domicile-Comparison of Shareholders' Rights" and "Risk Factors--Effects of the Move of Domicile on Shareholder Rights." They include:

     o  Votes required for extraordinary transactions
     o  Amendment to governing documents
     o  Dissenters' rights
     o  Oppression remedies
     o  Derivative actions
     o  Shareholder consent in lieu of a meeting
     o  Shareholder quorum
     o  Director qualifications
     o  Fiduciary duties of directors
     o  Indemnification of officers and directors
     o  Director liability
     o  Anti-takeover provisions and interested shareholder transactions
     o  Access to corporate records

     You should read this section carefully regarding these differences.

Certain Income Tax Considerations of the Move of Corporate Domicile

     We expect the move to be tax-free to the shareholders and the Company for both United States and Canadian federal income tax purposes. To discuss this in greater detail and other federal income tax considerations, we have prepared the following summary. As summary information is by its nature less precise and detailed, you are encouraged to carefully read the discussions under the tax section "Moving the Corporate Domicile." You are also encouraged to consult with your own tax advisor.

     This transaction may also have tax consequences to shareholders who are neither Canadian nor United States taxpayers. If you are one of these shareholders, you are urged to consult your own tax advisor.

     TAX TREATMENT OF SHAREHOLDERS AS A RESULT OF THE MOVE OF CORPORATE DOMICILE. We have structured the continuance and merger to be tax free for shareholders in the United States and Canada who receive only shares of common stock in Denbury Delaware in the deemed exchange for their common shares in Denbury Canada. Under our proposed structure, the tax basis and holding period of these shareholders in their new Delaware common stock will be the same as their tax basis and holding period of their current Denbury Canada common shares.

     TAX TREATMENT OF THE COMPANY AS RESULT OF THE MOVE OF CORPORATE DOMICILE. Under certain circumstances, moving our legal domicile from Canada to the United States could result in taxation of the Company under either Canadian or United States tax law.

     Under Canadian income tax laws, the Company will be treated as if it had sold all of its property in exchange for the fair market value of Denbury Delaware common stock received in the move. The Company will be subject to Canadian tax on any income and net taxable capital gains from this deemed disposition. Additionally, the Company will be subject to a Canadian corporate emigration tax at a rate of five percent of the amount by which the fair market value of the Company's assets net of liabilities exceeds the paid-up capital of the Company's issued and outstanding shares. Given the current value of the Company's assets, however, no Canadian federal taxes should be owed by the Company under the Canadian Tax Act from the move. There can be no assurance, however, that Revenue Canada will agree with the valuation of the Company's assets which supports the conclusion that no tax will be owed. A disagreement with Revenue Canada could result in the Company owing Canadian income taxes.

     Under United States federal income tax laws, the Company will also have to pay United States federal income tax if the fair market value of Denbury Delaware common stock that is distributed to shareholders of the Company is greater than the Company's tax basis in Denbury Delaware common stock at the time of the move. Our calculation indicates that the Company's tax basis in Denbury Delaware common stock should substantially exceed the fair market value of Denbury Delaware common stock at the time of the move. Assuming that our tax basis and fair market value determinations are correct, the Company will not realize a gain on the move. There can be no assurance, however, that the Internal Revenue Service will agree with the Company's calculation of such tax basis or that the fair market value of such stock will not change before the date of the move. Any disagreement could result in the Company owing United States federal income taxes as a result of the move.

     TAX TREATMENT OF THE MERGER. We have structured the merger to qualify as the liquidation of a wholly owned subsidiary into its parent corporation. The Company should not recognize any gain or loss on the merger and have a tax basis and holding period in the assets of its subsidiary equal to the subsidiary's tax basis and holding period in those assets before the merger. You should not recognize any gain or loss for United States income tax purposes on your Denbury Delaware common stock as a result of the merger.

     TAX TREATMENT OF DIVIDENDS TO CANADIAN SHAREHOLDERS AFTER THE MOVE OF CORPORATE DOMICILE. We have not paid dividends in the past on our stock and do not expect to pay dividends in the foreseeable future. If you reside in Canada, after the continuance and merger any dividends received by you from us will be includible in your taxable income. A portion of any dividends will be reduced by U.S. withholding taxes on dividends. If you are a corporation, any dividends will probably not be deductible. If you are an individual you will not be entitled to receive the gross-up and dividend tax credit treatment that you get when you receive dividends from Canadian corporations.

     TAX TREATMENT OF DEFERRED INCOME PLANS AFTER THE MOVE OF CORPORATE DOMICILE. After the continuance, our shares will still be a qualified investment for trusts governed by registered savings plans, deferred profit sharing plans and registered retirement income funds, as long as the shares remain listed on the TSE, the NYSE or another prescribed stock exchange. However, following the move, if you are a Canadian deferred income plan or similar tax-exempt entity, our shares will be treated as foreign property. Therefore, if you hold our shares you may be subject to certain penalty taxes. If you are a current holder of our shares, you will have a two year grace period before these penalty taxes will take effect.

     POTENTIAL ADVERSE TAX CONSEQUENCES OF THE MOVE. We believe that the proposed move and merger will not cause any material adverse consequences to us or to you as a shareholder. We reviewed our assets, liabilities and paid-up capital and obtained legal opinions from our tax advisors that no Canadian or United States federal taxes will be due as a result of the move. You should understand that it is possible that the authorities could reject our positions and claim that we or you owe taxes as a result of this transaction.

Directors and Officers after the Move.

     The directors and officers of Denbury Delaware will be identical to the current directors of Denbury Canada. It is anticipated that officers of the Company's operating subsidiary that are not currently officers of the Company will be elected to a similar position with the Company following the merger. See "Moving the Corporate Domicile - Effects of the Move of Corporate Domicile" and "Management of the Company."

Stock Exchange Listings after the Move; Recent Prices.

     Our common shares are listed on the NYSE and the TSE and trade under the symbol "DNR." We plan to maintain both listings following the continuance and merger. It is possible that trading symbols may change. The closing sales price of the our common shares on January 15,1999, was $5.75 on the NYSE and Cdn. $9.00 on the TSE. Please also see the section "Nature of Trading Market."

Intent of Management and TPG to Vote in Favor of the Move

     As of December 31, 1998, directors and executive officers, excluding those affiliated with TPG, controlled approximately 7% of our outstanding shares. These directors and executive officers intend to vote in favor of all proposals. The TPG affiliates own 32% of the outstanding common shares and have agreed to vote in favor of the move and the proposed changes to the benefit plans. The proposal to sell stock to TPG will require approval by a simple majority of the shareholders voting, excluding any vote by TPG or its affiliates.

     THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MOVE OF DOMICILE.

                  GRANTING THE BOARD OF DIRECTORS AUTHORITY TO
                    ABANDON OR POSTPONE THE MOVE OF DOMICILE

     You are being asked to approve a separate proposal which grants authority to the board of directors to postpone or abandon the move of the corporate domicile, even if approved by the shareholders, if the board determines such a move or the timing of it would not be in the Company's best interest. There are two likely reasons the board would postpone or abandon the move:

     o if it appeared that there would be adverse tax consequences to the Company because of a significant increase in the market value of the Company between the date of this document and the date of the move; or

     o if a significant number of shareholders exercise their dissenters' rights and request payment for the fair value of their shares. If the board determines that the cost to repurchase these shares exceeds the perceived value of the continuance, then the board may use its discretion to abandon the move.

     THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL.

                              SALE OF SHARES TO TPG

     The third proposal asks you to approve the sale of common shares to TPG, our largest shareholder, for $100 million, or $5.39 per share. If you approve this sale, it will take place whether or not the move does.

     REQUIRED SHAREHOLDER APPROVAL. The NYSE and TSE require shareholders to approve a substantial sale of shares to a significant shareholder. The NYSE requires that holders of at least 50% of the outstanding shares vote on the proposed sale. TPG's shares will be included to determine whether 50% have voted, but a majority of the votes cast by shareholders other than TPG and its affiliates must approve this proposal.

     PURPOSE OF THE SALE OF SHARES TO TPG. The sale of shares to TPG will raise funds for acquisitions. Because of the downturn in the United States oil and gas industry during 1998 as a result of decreases in oil and gas prices, we believe this is an excellent time to make attractive acquisitions. This additional equity will give us greater flexibility to pursue such opportunities. It is doubtful that we could make any meaningful acquisitions without this additional equity, especially with our current debt levels. Additionally, this stock sale improves our debt ratios.

     We will initially use the estimated $98.5 million of net proceeds from the sale to reduce our outstanding debt, although we ultimately plan to use these funds primarily for acquisitions. Because of the low oil and gas prices and the reduced cash flows we have scaled back our capital expenditures. Accordingly, we do not plan to use any significant portion of these funds for development or exploration activities.

     CONFLICTS OF INTEREST AND CREATION OF THE SPECIAL TRANSACTIONS COMMITTEE. The sale of shares to TPG is subject to a number of conflicts of interest:

     o  TPG is our largest shareholder.

     o Three of the officers and directors of TPG's controlling entity are members of our board.

     o TPG can maintain its pro rata interest in our common shares. If any additional equity is issued by the Company, TPG may purchase additional shares on the same terms and conditions.

     Therefore, our board created a Special Transactions Committee. None of the members of this Committee are members of our management or affiliated in any way with TPG. Mr. Greene, the Chairman of the Board and the Chairman of the Committee, and Messrs. Wettstein and Matthews, are the members of this Committee.

     NEGOTIATION OF TPG PURCHASE PRICE. The Committee negotiated the price with TPG taking into account discussions with management and certain financial information prepared by Credit Suisse First Boston Corporation ("CSFB"), the Company's financial advisor. Negotiations were concluded on December 1, 1998.

     FACTORS CONSIDERED BY THE SPECIAL TRANSACTIONS COMMITTEE. The factors considered by the Committee in negotiating the sale of shares to TPG are:

     o The $5.39 per share price represents a 41% premium over the closing market price for our common shares on December 1, 1998 and was the midpoint of a November 24, 1998 preliminary financial analysis of our per share value prepared by CSFB. As of the date of this document, this price was _____% [higher/lower] than the closing market price for the common shares on the NYSE.

     o The $100 million provides us with substantial funds to make acquisitions at a time when attractive opportunities may be available to us if we have sufficient capital. If we make successful acquisitions, we can continue to grow.

     o CSFB has provided our board of directors with its opinion regarding the fairness, from a financial point of view, to the Company of the consideration to be received by the Company for the common shares to be sold to TPG. The full text of CSFB's opinion dated December 16, 1998 is attached to this document as Exhibit A and should be reviewed carefully. CSFB's opinion does not constitute a recommendation to any shareholder as to how to vote on the stock purchase by TPG.

     o The Committee considered other alternatives discussed below. Because of TPG's current interest in the Company, it is unlikely that another entity would be willing to pay a premium over market price substantially higher than the price TPG is willing to pay.

     ALTERNATIVES CONSIDERED. During the course of negotiations with TPG, the Committee considered several other alternatives:

     o The first was the sale of non-voting common stock to TPG. TPG responded that it would expect to purchase such non-voting shares at a discount from the price paid for voting shares. The Committee determined that it would not benefit us to forego any premium in order to sell TPG non-voting stock since TPG already nominates three of seven board members and is our largest shareholder.

     o The Committee also considered seeking out other private investors with the goal of obtaining a higher price. However, the Committee was not confident that a better price could be obtained from another party. TPG is already paying a 41% premium over the market price at the time of pricing. The attractiveness to another investor of making a substantial purchase would be substantially reduced by TPG's existing significant ownership interest in the Company. The search for an interested third party would only result in delays. Since we already are receiving a premium over market price from TPG, a third party offer might not be as attractive.

     o The Committee also considered the alternative of a rights offering to existing shareholders. However, rights offerings are typically sold at a discount to current market. If stock were to be offered at a premium in a rights offering, few if any shareholders other than TPG, would be likely to acquire additional shares. Thus, in a rights offering TPG might be able to acquire control with a smaller premium than being paid in this private placement.

     BENEFITS TO TPG FROM THE SALE. The main benefit TPG gains from the transaction is control of the Company. The sale will increase TPG's ownership of the Company's issued and outstanding common shares from approximately 32% to approximately 60% . Currently, we do not expect this transaction to result in any changes to our board of directors, management or operations. After the consummation/sale, TPG will have adequate voting power to sell the Company if it wishes to do so on terms, and at a time, which it determines.

     FAIRNESS OF THE TRANSACTION. The Committee believes that TPG is paying a fair price for the shares given the substantial premium being paid over the market price at the time of pricing and given the large number of common shares being purchased. The transaction must also be approved by a majority of disinterested shareholders. In addition, CSFB has issued an opinion to the board regarding the fairness, from a financial point of view, to the Company of the consideration to be received by the Company for the common shares to be sold to TPG.

     TPG PURCHASE AGREEMENT. We entered into a stock purchase agreement with TPG on December 16, 1998. The consummation of the sale is conditioned upon:

     o  the approval of the sale by a majority of the non-TPG shareholders;

     o  the approval of the purchase price by the Toronto Stock Exchange;

     o an amendment of our existing bank credit agreement that is acceptable to both us and TPG;

     o the execution of a registration rights agreement covering all of TPG's shares;

     o the absence of a material adverse change, as that is defined, prior to closing; and

     o  satisfaction of the other conditions.

     See "Sale of Shares to TPG-The TPG Purchase Agreement".

     DISSENTERS' RIGHTS. You will have no dissenters' rights in connection with the proposed sale of shares to TPG. However, you will have dissenters' rights in connection with the proposal to change our domicile from Canada to the United States.

     THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED SALE OF SHARES TO TPG. This sale will provide needed funds at a time when other capital sources are unavailable. This will enable us to grow if it can make favorable acquisitions.

                       INCREASE OF AUTHORIZED SHARES UNDER
                          EMPLOYEE STOCK PURCHASE PLAN

     Approval of the fourth proposal will amend the Company's employee stock purchase plan by increasing the maximum number of common shares available for sale under the plan from 250,000 shares to 750,000 shares. As of December 30, 1998, only 64,858 common shares were available for purchase under the plan. The shares to be issued on December 31, 1998 exceeded the shares available on the plan by 22,524. As such, the shares purchased by the employees as of December 31 will not be issued until after shareholder approval.

     THE BOARD BELIEVES THIS PLAN IS AN INTEGRAL PART OF THE COMPANY'S OVERALL COMPENSATION STRATEGY AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                       INCREASE OF AUTHORIZED SHARES UNDER
                                STOCK OPTION PLAN

     Approval of the fifth proposal will amend our stock option plan to increase the maximum number of common shares reserved for issuance under the option plan by 2,015,756 shares. On December 1, 1998, the board approved the issuance of 1,627,988 additional stock options, subject to shareholder approval, as of January 4, 1999, as part of their annual compensation review. As of January 15, 1999, the Company has approximately 3,518,519 options outstanding but only 2,519,244 common shares approved by the shareholders and reserved for issuance. In order to complete the issuance of stock options on January 4, 1999, you must ratify the board approved increase of 2,015,756 shares.

     If you approve this increase and if you approve the proposed sale of common shares to TPG, the maximum number of common shares reserved for future issuance under the option plan will be 4,535,000 shares, or approximately 10% of the then issued and outstanding common shares.

     THE BOARD BELIEVES THE OPTION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION STRATEGY AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

     SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     We are providing the following financial information to aid you in your analysis of the items to be voted upon. This information is only a summary and you should read it in connection with our historical financial statements and the related notes contained in the annual, quarterly and other reports and information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information". We have also provided additional detail in the section "The Company - Summary Historical and Pro Forma Consolidated Financial Data".

     CHANGE TO U.S. GAAP. Our move of the corporate domicile to the United States will require that we convert our financial statements to the United States accounting rules. While the United States and Canadian rules are similar, there are differences that have historically affected our financial statements. During the periods shown, these differences related to the way that losses on early extinguishment of debt, preferred dividends and computation of earnings or losses per common share are presented. To further illustrate these changes, we have prepared the following condensed information following both the Canadian and United States accounting rules.

     PRO FORMA EFFECT OF STOCK SALE TO TPG. The unaudited pro forma financial data set forth below illustrates the effect of the proposed sale of common shares to TPG and the use of these funds to repay bank debt. This pro forma data assumes that the funds are received as of the beginning of the periods presented. This information is provided for illustrative purposes only and does not show what the results of operations would have been had the funds actually been received on the dates assumed.

                                                                    Nine Months Ended
                                Year Ended December 31,                September 30,
                           ----------------------------------   ---------------------------
                                                        Pro                          Pro
                                                       Forma                        Forma
                            1995      1996     1997     1997      1997     1998      1998
                           -------  -------  -------  -------   -------  --------  --------
Canadian GAAP:                   (in thousands, except per share amounts and ratios)
Income Statement Data:
  Total revenues...........$ 20,109 $53,649  $86,456  $86,456   $61,069  $ 68,037  $ 68,037
  Total expenses...........  19,028  39,593   62,658   61,855    44,191   243,697   239,857
  Net income (loss)........     714   8,744   14,903   15,499    10,633  (125,042) (121,202)

  Net income (loss) per
    common share
   Basic...................$   0.10 $  0.67  $  0.74  $  0.40   $  0.53  $  (4.88) $  (2.74)
   Fully diluted...........    0.10    0.62     0.70     0.40      0.50     (4.88)    (2.74)

  Weighted average common
    shares outstanding        6,870  13,104   20,224   38,777    20,175    25,631    44,184

Selected Ratios:
  Ratio of earnings to
    fixed charges (a).......    1.5x    4.4x    19.9x    54.6 x    34.9x      (c)x      (c)x
  Ratio of EBITDA (b) to
    interest expense........    5.4    17.5     50.9    183.5     102.1       3.0       4.3
  Ratio of long-term debt
    to EBITDA...............    0.3     0.1      4.2      2.5       0.4(d)    4.2(d)    2.4(d)

(a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense, and imputed preferred stock dividends.
(b) EBITDA represents earnings before interest income, interest expense, income taxes, depletion and depreciation, imputed preferred dividends and losses on early extinguishment of debt. We have included information concerning EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(c) As a result of actual and pro-forma pre-tax losses of $175,660,000 and $171,820,000 incurred for the nine months ended September 30, 1998, respectively, we were unable to cover our fixed charges of $12,954,000 and $9,114,000, respectively.
(d) EBITDA used to calculate the ratio of long-term debt to EBITDA for these periods has been annualized.

                                                                    Nine Months Ended
                                Year Ended December 31,                September 30,
                           ----------------------------------   ---------------------------
                                                        Pro                          Pro
                                                       Forma                        Forma
                            1995      1996     1997     1997      1997     1998      1998
                           -------  -------  -------  -------   -------  --------  --------
United States GAAP:              (in thousands, except per share amounts and ratios)
Income Statement Data:
  Total revenues...........$ 20,109 $53,649  $86,456  $86,456   $61,069  $ 68,037  $ 68,037
  Total expenses...........  18,828  37,872   62,658   61,855    44,191   243,697   239,857
  Extraordinary item.......     132     290       -        -         -        -         -
  Net income (loss)........     714  10,025   14,903   15,499    10,633  (125,042) (121,202)
  Net income (loss)
    attributable to common
    shareholders...........     714   8,744   14,903   15,499    10,633  (125,042) (121,202)

  Net income (loss) per
     common share
    Basic:
      Income (loss) before
       extraordinary item..$   0.12 $  0.69  $  0.74  $  0.40   $  0.53     (4.88)   (2.74)
      Extraordinary item...   (0.02)  (0.02)      -        -         -         -        -
                           -------- -------  -------  -------   -------  --------  -------
      Net income (loss)....$   0.10 $  0.67  $  0.74  $  0.40   $  0.53  $  (4.88)   (2.74)
                           ======== =======  =======  =======   =======  ========  =======
    Diluted:
      Income (loss) before
       extraordinary item..$   0.12 $  0.65  $  0.70  $  0.40   $  0.49  $  (4.88)   (2.74)
      Extraordinary item...   (0.02)  (0.02)      -        -         -         -        -
                           -------- -------  -------  -------   -------  --------  -------
      Net income (loss)....$   0.10 $  0.63  $  0.70  $  0.40   $  0.49  $  (4.88)   (2.74)
                           ======== =======  =======  =======   =======  ========  =======
  Weighted average common
      shares outstanding      6,870  13,104   20,224   38,777    20,175    25,631   44,184
                           ======== =======  =======  =======   =======  ========  =======


                                      As of December 31,           As of September 30, 1998
                                 -----------------------------    -------------------------
                                                                                      Pro
                                   1995      1996       1997       Actual            Forma
                                 --------   -------   --------    ---------       ---------
Canadian and U.S. GAAP                                 (in thousands)
Balance Sheet Data:
 Working capital.................$  6,862   $12,482   $  2,692    $   1,679       $  10,179
 Total assets....................  77,641   166,505    447,548      369,352         377,852
 Long-term debt, net of current
   maturities....................   3,474       125    240,000      215,000         125,000
 Shareholders' equity............  53,501   142,504    160,223      129,838         228,338

                                  RISK FACTORS

     You should carefully consider all information in this Proxy
Statement/Prospectus, especially the risk factors below in determining how to vote on all the proposals.


               RISKS ARISING OUT OF THE PROPOSED MOVE OF DOMICILE

     The following risks address the first proposal of moving the Company from Canada to the United States and becoming a Delaware corporation.

Canadian Federal Income Tax Considerations

     On the date of continuance, we will be treated as if we sold all our property and received the fair market value for those properties. If we realize income or a gain, we will be taxed on that amount. We could be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares.

     We reviewed our assets, liabilities and paid-up capital and obtained a legal opinion from our tax advisors. We believe we will not owe any Canadian federal income taxes as a result of the move. It is possible that the facts on which we based our assumptions and conclusions could change before this transaction is consummated. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so as it is highly unlikely that the tax authorities would issue any ruling on this type of transaction. We have also made certain favorable assumptions regarding the tax treatment of this transaction. You should understand that federal tax authorities could reject our valuations or positions and claim that we owe taxes as a result of this transaction.

United States Federal Income Tax Considerations

     We believe the continuance and merger will qualify as a tax-free reorganization for us and our shareholders. For United States residents and taxpayers, your tax basis and holding period will not change as a result of the reorganization. We have not asked, nor do we intend to ask, for a ruling from the IRS that the continuance and merger will qualify as a tax-free reorganization. There is always the risk that the IRS's interpretation of the reorganization could be unfavorable.

     There is also a tax on United States shareholders if we were determined to be a Passive Foreign Investment Corporation ("PFIC"). This would cause certain United States shareholders to recognize ordinary income or loss on the reorganization. We do not believe that this tax applies, although this also requires certain interpretations of the law.

     We have not paid dividends on our common shares in the past and do not expect to pay them in the foreseeable future. If we were to pay dividends to non-United States shareholders, they would be subject to United States withholding taxes. If a dividend was paid to a United States trade or business, it would be subject to the regular United States federal income tax. You may also be subject to "backup withholding" at rates of up to 31% on dividends or the sale or exchange of our stock unless you are a corporation with certain exemptions or an individual who provides a taxpayer identification number and certifies that you are not subject to backup withholding. If any amount is withheld in this manner, it does serve as a credit against your United States federal income tax liability.

     IF YOU ARE A CANADIAN OR UNITED STATES SHAREHOLDER, YOU SHOULD CAREFULLY READ THE MORE DETAILED DISCUSSIONS UNDER THE APPLICABLE TAX SECTIONS OF "MOVING THE CORPORATE DOMICILE" AND SHOULD ALSO CONSULT WITH YOUR OWN TAX ADVISORS.

Effects of the Move of Domicile on Shareholder Rights

     After the move, you will become a shareholder of Denbury Delaware. Currently we are incorporated in Canada and governed by Canadian law. After the move we will be incorporated in the State of Delaware and governed by Delaware law. We will have new articles of incorporation and by-laws. Your rights as a Delaware shareholder will be different than your current rights as a shareholder of a Canadian company. These differences are summarized below, but you should also read the section "Moving the Corporate Domicile-Comparison of Shareholders' Rights" for a more complete description of these differences.

     VOTES REQUIRED FOR EXTRAORDINARY TRANSACTIONS. In Canada, certain corporate transactions (such as certain amalgamations, continuances, sales, leases or exchanges of all or substantially all the assets of a corporation, liquidations, and dissolutions) usually require approval by 2/3 of the voting shareholders.

     In Delaware, these transactions require approval by shareholders who own a majority of the outstanding stock. Delaware law does not require that shareholders approve a merger of a wholly owned subsidiary into its parent corporation when the parent corporation is the surviving entity. Our proposed articles of incorporation do not require such a vote.

     AMENDMENT TO GOVERNING DOCUMENTS. In Canada, amendments to articles of incorporation usually require approval by 2/3 of the voting shareholders. Changes to the by-laws may be made by the board of directors, subject to approval by a majority of voting shareholders.

     In Delaware, amendments to the articles of incorporation require a vote of the board of directors followed by the affirmative vote of the holders of a majority of the outstanding stock. If an amendment to the articles of incorporation alters the powers, preferences or special rights of a particular class or series of stock and may affect them adversely, that class may also vote on the amendment, regardless of any other normal voting rights of that class. Changes to the by-laws may be made by the shareholders or the board of directors.

     DISSENTERS' RIGHTS AND OPPRESSION REMEDIES. As a shareholder of Denbury Canada, Canadian law allows you to exercise dissent rights with regard to the move and demand a cash payment for your common shares equal to their fair value. In addition, you may apply to the board for an oppression remedy for any act or omission which is oppressive or unfairly prejudicial to your interest.

     Under Delaware law, you may also exercise dissent rights to a merger or consolidation and demand a cash payment for your shares equal to the fair value as determined by the corporation or an independent appraiser. There are no appraisal rights if the common shares are listed on a national securities exchange (including the NASDAQ National Market ("NASDAQ")) or held of record by more than 2,000 stockholders, except in certain circumstances. These dissent rights do not apply if you own shares in the surviving corporation and the merger did not require the vote of the stockholders of the surviving corporation. Delaware law does not provide for an oppression remedy similar to that of Canadian law, although there are a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors.

     SHAREHOLDER CONSENT IN LIEU OF A MEETING. Under Canadian law, you may take shareholder action without a meeting only if you have a written resolution signed by all the shareholders entitled to vote.

     Under Delaware law, you may take shareholder action without a meeting if you have a written consent signed by a sufficient number of shareholders so that you have the minimum number of votes necessary to approve such action.

     SHAREHOLDER QUORUM. Under Canadian law, unless a corporation's by-laws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Currently, Denbury Canada's by-laws only require 2 people representing at least 5% of the outstanding shares be present or represented by proxy to have a quorum.

     Under Delaware law, a corporation's articles of incorporation or by-laws may specify the number of shares or the voting power which shall be present, or represented by proxy, to constitute a quorum for the transaction of any business at any meeting of the shareholders. However, in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting.

     DIRECTOR QUALIFICATIONS. Under Canadian law, at least one-third of your directors must be residents of Canada. There are certain other restrictions if the corporation is publicly traded or has only one or two total directors. Delaware law has no such requirements.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. You are allowed to indemnify directors and officers in both Canada and Delaware. However, Delaware law allows for the advance payment of an indemnitee's expenses before the final disposition of an action. To do so, the indemnitee must agree to repay the amount advanced if it is later determined that the indemnitee was not entitled to indemnification with regard to such action.

     LIABILITY OF DIRECTORS. Under Delaware law, a corporation's articles of incorporation may include a provision to limit or eliminate the liability of directors for breach of fiduciary duty as a director under certain circumstances. To qualify, this liability must not arise from certain proscribed conduct, including acts or omissions not in good faith or from conduct which:

     o  involves intentional misconduct or a knowing violation of law;

     o  breaches the duty of loyalty;

     o  involves the payment of unlawful dividends;

     o  expends funds for unlawful stock purchases; or

     o  benefits a director personally from redemption or transactions.

Denbury Delaware's articles of incorporation will provide for this type of limitation of liability. There are no similar provisions under Canadian law.

     ACCESS TO CORPORATE RECORDS. Under Canadian law, you, other shareholders and the creditors of a corporation, their agents or legal representatives as well as their directors may examine free of charge during normal business hours the following:

     o the articles of incorporation, by-laws and unanimous shareholder agreements of the Company;

     o  the minutes and resolutions of shareholders;

     o all notices pertaining to the term of office, election of, or change of directors of the Company; and

     o  the securities register of the Company.

     Since the Company is public, any person may examine the records mentioned above for a reasonable fee. All shareholders of the Company may request a copy of the articles of incorporation, by-laws, unanimous shareholder agreements of the Company free of charge.

     Under Delaware law, any shareholder of a corporation, their agents or legal representatives may demand in writing to examine the records of that corporation. This demand must have a proper purpose, be sworn under oath, and directed to that corporation at its principal place of business or its registered office in Delaware. A proper purpose must be related to that shareholder's interest in the corporation as a shareholder. The articles of incorporation of a Delaware corporation may also provide these examination powers to holders of the corporation's debt securities. The proposed articles of incorporation of Denbury Delaware will have this provision.

                      RISKS OF SELLING COMMON SHARES TO TPG

     The following risks address the third proposal asking approval of the sale of common shares to TPG for $100 million.

Controlling Stockholder

     TPG currently owns 32% of the Company. If you approve this sale, TPG's holdings will significantly increase to approximately 60% of the Company. Accordingly, TPG will be able to determine virtually all matters submitted for shareholder approval. TPG will be able to control the election of directors and to determine the corporate and management policies of the Company.

Dilution

     If the stock sale to TPG is approved, your percentage ownership in the Company will be diluted. For example, if you own 10% of the Company's common shares before the sale, you will own approximately 5.9% of the Company's common shares immediately after the sale.

                 RISKS INHERENT IN AN INVESTMENT IN THE COMPANY

     This last group of risks highlight risks inherent in investing in the Company and particularly in a company which is engaged in the oil and gas business. Because you are already a shareholder of the Company, the risks of continuing an investment in a company in the oil and gas business will not change because of the proposals you are being asked to vote on.

     Following is a summary of these risks. You should keep in mind that summary information is less precise and detailed. You are encouraged to review our other documents incorporated by reference for a better understanding of the business risks inherent in an investment in our Company.

Volatility of Oil and Natural Gas Prices; Full Cost Pool Writedowns.

     Our business is highly dependent on the prices that we receive for oil and natural gas. Between the first nine months of 1997 and 1998, our net oil prices declined 39% and our net natural gas prices declined 7%. Our cash flow and results of operations have been significantly reduced. We had a non-cash $165 million full cost pool writedown as of June 30, 1998 and expect that we will have an additional writedown at December 31, 1998 based on the current oil price levels. This could significantly reduce our shareholders' equity and may cause us to default on one of our bank covenants that pertains to our net worth, the waiver of which cannot be assured.

Substantial Capital Requirements and Need to Replace Reserves.

     Our assets are a depleting resource. We have a constant need for additional funds to develop, maintain and acquire additional properties. Our future success depends on finding additional oil and natural gas reserves that are profitable. Our growth could be limited or eliminated and there could even be a reduction of our assets if we are unsuccessful or if we do not have the necessary funds to carry out our development activities.

Uncertainty of Oil and Natural Gas Reserve Estimates.

     Our proved oil and natural gas reserves disclosed in this document are estimated by independent petroleum engineers. There are numerous uncertainties inherent in estimating these reserves and the estimates are based on several assumptions, which are speculative. The actual future production and cash flow from these reserves could vary substantially from these estimates. Our reserve quantities and values are also significantly affected by oil prices. By December 31, 1998, oil prices had dropped approximately $6.25 per Bbl and natural gas prices had dropped approximately $0.50 per Mcf from the prior year-end levels. When reserves are reviewed at year-end 1998, these drops in price will have an effect on the reserve quantities and PV10 Value, although it is not possible to quantify this decrease until the December 31, 1998 reserve report, expected in February 1999, is completed.

Acquisition Risks.

     Much of our growth is due to acquisitions of producing properties. If the sale of shares to TPG is approved, we will pursue acquisitions with the proceeds from that sale. Successful acquisitions are influenced by many factors, such as an assessment of the recoverable reserves, exploration potential, future product prices, operating costs, potential environment and other liabilities and other factors beyond our control. Although we attempt to analyze and evaluate these factors, we cannot be sure that our acquisitions will perform as anticipated and will be profitable for us.

Drilling and Operating Risks.

     Drilling activities have many risks, including the potential that no commercially productive reserves will be discovered. There are also risks associated with the drilling and other day-to-day operations of the Company, including the possibility of unexpected formations or pressures, blow-outs, environmental contamination, fires, personal injuries, pollution, fines and penalties and other items.

Effects of Leverage and Restrictive Debt Covenants.

     Our debt is at one of the highest levels in our history. As of December 31, 1998, we had total debt of $225 million plus an additional $30 million available for future borrowings under our bank credit facility. These high debt levels can have an impact on our future ability to obtain funds and may require a substantial portion of our cash flow to be used just for debt service. If we were to default on our debt covenants, it could have material adverse effect on us. Our ability to meet our obligations in the future depends on our future performance and prevailing economic conditions and other factors, some of which are beyond our control.

Dependence on Key Personnel.

     We are dependent upon the services of our Chief Executive Officer and President, Gareth Roberts, other senior management and our board of directors. The loss of the services of any of these key personnel could have a material adverse effect on us. The Company has no employment agreements with any of these individuals and no key man life insurance policies.

Governmental and Environmental Regulation.

     Our operations are affected by extensive federal, state and local laws and environmental regulations. We cannot assure you that material indemnity claims will not arise against us with respect to properties we have acquired or may acquire in the future.

Competition.

     The natural gas and oil industry is highly competitive. We compete against major oil companies, other independent oil and natural gas concerns, and individual producers and operators. Many of these competitors have substantially greater financial and other resources than we have.

Shares Eligible for Future Sale.

     We have granted registration rights to TPG in the past and will modify these rights if the sale of stock to TPG is approved and consummated. It is possible that the public sale of a substantial number of common shares by TPG could adversely affect the market price of our common shares and could impair our ability to raise additional capital in the future.

                                   THE COMPANY

Corporate Overview

     We are an independent exploration, development and production company headquartered in Dallas, Texas. We acquire oil and gas properties and develop and explore for oil and natural gas on our own properties. Our activities have been focused in the United States Gulf Coast region, primarily onshore in Louisiana and Mississippi.

     As of December 31, 1997, we had proved reserves of 52.0 million barrels of oil and 77.2 billion cubic feet of natural gas or 64.9 million barrels of oil equivalent. These oil and natural gas reserves had a discounted present value using a 10% discount factor and constant oil and natural gas prices ("PV10 Value") of $361.3 million, of which $276.5 million was attributable to proved developed reserves. This PV10 Value was computed based on oil and natural gas prices in effect at December 31, 1997. By December 31, 1998, oil prices had dropped approximately $6.25 per Bbl and natural gas prices had dropped approximately $0.50 per Mcf from the prior year-end levels. When reserves are reviewed at year-end 1998 these drops in price will have an effect on the reserve quantities and PV10 Value, although it is not possible to quantify this decrease until the December 31, 1998 reserve report, expected in February 1999, is completed.

     As of December 31, 1997, we operated approximately 83% of the wells comprising our PV10 Value. Our nine largest fields constituted approximately 82% of our estimated proved reserves. Within these nine fields, we had an average working interest of 91%.

Corporate Strategy

     As part of our corporate strategy, we believe in the following fundamental principles:

        o   Remain focused in specific regions;

        o Acquire properties where we believe additional value can be created through a combination of exploitation, development, exploration and marketing;

        o Acquire properties that give us a majority working interest and operational control or where we believe we can ultimately obtain it;

        o Maximize the value of our properties by increasing production and reserves while reducing costs; and

        o Maintain a highly competitive team of experienced and incentivized personnel.

Acquisitions

     Since the current management team became involved in the Company in 1993, we have focused our attention exclusively in the United States. Since that time, acquisitions have been an important part of our strategy. From 1993 through December 31, 1995, we spent a total of $43.4 million on acquisitions. Since 1995, we have made two key acquisitions, the first in May 1996. At that time, we acquired properties in our core areas of Mississippi and Louisiana from Amerada Hess Corporation for approximately $37.2 million. In December 1997, we acquired oil properties in the Heidelberg Field from Chevron U.S.A., Inc. for approximately $202 million.

     HESS ACQUISITION. As of June 30, 1996, the effective date of the Hess acquisition, they were producing approximately 2,945 BOE per day and had proved reserves of approximately 5.9 MMBOE. After acquiring the properties, we did extensive development and exploitation on these properties and as a result, increased the production 185% to a peak of 8,393 BOE per day during the second quarter of 1998 and increased the reserves 141% to 14.2 MMBOE as of December 31, 1997. This acquisition has been very profitable for us even though production has peaked and oil prices have dropped during 1998 to one of the lowest levels in recent history. Production for the third quarter of 1998 averaged approximately 7,600 BOE per day with further declines expected during the fourth quarter. These production declines primarily occurred because of production decreases on the horizontal oil wells drilled late in 1997 and early 1998 and the lack of drilling and other development activity on these properties during the latter half of 1998 due to the low oil prices. There are additional development projects to do on these properties, plus some exploration potential, when oil prices recover to a more normalized level.

     CHEVRON ACQUISITION. The Heidelberg Field acquired in the Chevron acquisition is located approximately nine miles from the Eucutta Field, our property with the highest PV10 Value acquired in the Hess acquisition. The estimated proved reserves as of January 1, 1998 for the Chevron Acquisition properties were approximately 27.6 MMBOE, with average net daily production of approximately 2,900 BOE per day for the fourth quarter of 1997. Due to the low oil price throughout 1998, we have not developed this field as quickly as we originally planned. In spite of the scaled back development plan, production at this field averaged approximately 4,200 BOE per day during the third quarter of 1998, which is a 45% increase from the fourth quarter of 1997.

Impact of Recent Oil and Gas Price Decreases

     At June 30, 1998 we had a $165 million non-cash writedown of the full cost pool primarily as a result of the low oil prices; $134 million of this amount was attributable to the inclusion of the Heidelberg properties in the full cost pool. This writedown was computed based on a NYMEX oil price of $14.00 per barrel. As of September 30, 1998, we did not have any additional writedowns as oil prices had recovered slightly and were higher than they were at June 30, 1998. However since September 30, oil prices have continued to drop and as of the end of 1998 were approximately $2.75 per Bbl below the June 30, 1998 levels. At these prices, another writedown of the full cost pool appears certain at December 31, 1998, although the exact magnitude is difficult to determine at this time. These values will depend on several factors and the reserve quantities and values as determined by our independent petroleum engineers.

     Between the first nine months of 1997 and 1998, our net oil product prices decreased 39% ($6.89 per Bbl) and our natural gas product prices declined by 7% ($0.19 per Mcf). This drop in oil and natural gas prices has caused our cash flow and results of operations to drop substantially during 1998 and has contributed to an increase in our debt levels during the year. Furthermore, at these oil price levels, most of our oil development and exploration projects are uneconomical. Thus, we have significantly curtailed our development expenditures and are shifting our focus to potential acquisition opportunities. However, if oil prices do recover to a more normalized level, we have built a significant inventory of oil development projects that will then be economic, subject to the availability of capital. A majority of these inventoried projects are on the Chevron acquisition properties.

     We believe the low price environment makes this a good time to pursue acquisitions. Without additional capital our high debt levels make it difficult for us to make any meaningful acquisitions. This is why we are seeking additional funds and are asking you, as a shareholder, to approve the sale of common shares to TPG for $100 million.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table of summary historical consolidated financial data of the Company as of and for the years ended December 31, 1995, 1996 and 1997 is derived from the audited consolidated financial statements of the Company. The summary historical consolidated financial data for the nine month periods ended September 30, 1997 and 1998, and as of September 30, 1998, is derived from unaudited consolidated financial statements of the Company that we believe include all the adjustments (consisting of only normal recurring adjustments) necessary to fairly report the results for these periods. Please keep in mind that the operating results for the nine month periods do not necessarily represent results to be expected for a full fiscal year. The summary unaudited pro forma consolidated financial data for the Company set forth below assumes that the proposed sale of shares to TPG was made as of the beginning of the two respective periods and that the funds were used to reduce bank debt.

                                                                         Nine Months Ended
                                Year Ended December 31,                    September 30,
                           -------------------------------------   ----------------------------
                                                          Pro                            Pro
                                                         Forma                          Forma
                             1995     1996       1997     1997       1997      1998      1998
                           -------- --------   -------- --------   --------  --------  --------
Canadian GAAP:                     (in thousands, except per share amounts and ratios)
Income Statement Data:
Revenue:
   Oil, natural gas and
   related product sales...$ 20,032 $ 52,880   $ 85,333 $ 85,333   $ 60,083  $ 66,959  $ 66,959
   Interest income.........      77      769      1,123    1,123        986     1,078     1,078
                           -------- --------   -------- --------   --------  --------  --------
       Total revenues......  20,109   53,649     86,456   86,456     61,069    68,037    68,037
                           -------- --------   -------- --------   --------  --------  --------
  Expenses:
   Production..............   6,789   13,495     22,218   22,218     15,737    22,782    22,782
   General and
     administrative........   1,832    4,267      6,182    6,182      4,535     4,996     4,996
   Interest................   2,085    1,993      1,111      308        387    12,788     8,948
   Imputed preferred
     dividends.............      -     1,281         -       -           -         -         -
   Loss on early
     extinguishment of debt     200      440         -       -           -         -         -
   Depletion and
     depreciation..........   8,022   17,904     32,719   32,719     23,224    37,528    37,528
   Writedown of oil and
     natural gas properties      -        -          -        -          -    165,000   165,000
   Franchise taxes.........     100      213        428      428        308       603       603
                           -------- --------   -------- --------   --------  --------  --------
       Total expenses......  19,028   39,593     62,658   61,855     44,191   243,697   239,857
                           -------- --------   -------- --------   --------  --------  --------
  Income (loss) before
     income taxes..........   1,081   14,056     23,798   24,601     16,878  (175,660) (171,820)
  Federal income tax
     benefit (provision)...    (367)  (5,312)    (8,895)  (9,102)    (6,245)   50,618    50,618
                           -------- --------   -------- --------   --------  --------  --------
  Net income (loss)........$    714 $  8,744  $  14,903 $ 15,499   $ 10,633 $(125,042)$(121,202)
                           ======== ========   ======== ========   ======== ========= =========
  Net income (loss) per
     common share
   Basic...................$   0.10 $   0.67  $    0.74 $   0.40   $   0.53 $   (4.88)    (2.74)
   Fully diluted...........    0.10     0.62       0.70     0.40       0.50     (4.88)    (2.74)
  Weighted average common
   shares outstanding......   6,870   13,104     20,224   38,777     20,175    25,631    44,184

Other Financial Data:
  Operating cash flow (a)..$  9,394 $ 34,140  $  56,607 $ 57,410   $ 40,166 $  27,324  $ 31,164
  Capital expenditures.....  28,524   86,857    305,427  305,427     70,773    93,682    93,682
  EBITDA (b)...............  11,311   34,905     56,505   56,505     39,503    38,578    38,578

Selected Ratios:
  Ratio of earnings to
   fixed charges (c).......     1.5x     4.4x      19.9x   54.6x       34.9x      (d)x      (d)x
  Ratio of EBITDA to
   interest expense........     5.4     17.5       50.9   183.5       102.1       3.0       4.3
  Ratio of long-term debt
   to EBITDA...............     0.3      0.1        4.2     2.5         0.4(e)    4.2(e)    2.4(e)

(a) Represents cash flow provided by operations, exclusive of the net change in non-cash working capital balances. We have included information concerning cash flow before the changes in working capital items because we believe that certain investors use this as one measure of a company's performance. This is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(b) EBITDA represents earnings before interest income, interest expense, income taxes, depletion and depreciation, imputed preferred dividends and losses on early extinguishment of debt. We have included information concerning EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(c) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense, and imputed preferred stock dividends.
(d) As a result of actual and pro-forma pre-tax losses of $175,660,000 and $171,820,000 incurred for the nine months ended September 30, 1998, respectively, we were unable to cover our fixed charges of $12,954,000 and $9,114,000, respectively.
(e) EBITDA used to calculate the ratio of long-term debt to EBITDA for these periods has been annualized.

Change to United States GAAP:

As part of the move of our domicile to the United States, we will convert our consolidated financial statements to United States generally accepted accounting principles ("GAAP"). The primary differences between the Canadian and United States GAAP relate to the (1) loss on early extinguishment of debt, (2) preferred dividends, and (3) computation of earnings or loss per share. For the years ended December 31, 1995 and 1996, the loss on early extinguishment of debt was reported as an operating expense under Canadian GAAP, while it would have been reported as an extraordinary item under United States GAAP. In addition, for the year ended December 31, 1996, the imputed preferred dividend was also reported as an operating expense under Canadian GAAP while under United States GAAP it would have been a reduction to the net income attributable to common shareholders. The only other reporting difference relates to how fully diluted earnings or loss per common share are computed. This causes a slight difference in fully diluted earnings per share for the year ended December 31, 1996 and for the nine months ended September 30, 1997. To further illustrate the differences, the following is the same income statement data prepared in accordance with United States GAAP:

                                                                         Nine Months Ended
                                Year Ended December 31,                    September 30,
                           -------------------------------------   ----------------------------
                                                          Pro                              Pro
                                                         Forma                            Forma
                             1995     1996       1997     1997       1997       1998       1998
                           -------- --------   -------- --------   -------- ----------  ----------
United States GAAP:                (in thousands, except per share amounts and ratios)
Income Statement Data:
  Revenue:
   Oil, natural gas and
     related product sales.$ 20,032 $ 52,880   $ 85,333 $ 85,333   $ 60,083  $  66,959  $   66,959
   Interest income.........      77      769      1,123    1,123        986      1,078       1,078
                           -------- --------   -------- --------   -------- ----------  ----------
       Total revenues......  20,109   53,649     86,456   86,456     61,069     68,037      68,037
                           -------- --------   -------- --------   -------- ----------  ----------
  Expenses:
   Production..............   6,789   13,495     22,218   22,218     15,737     22,782      22,782
   General and
     administrative........   1,832    4,267      6,182    6,182      4,535      4,996       4,996
   Interest................   2,085    1,993      1,111      308        387     12,788       8,948
   Depletion and
     depreciation..........   8,022   17,904     32,719   32,719     23,224     37,528      37,528
   Franchise taxes.........     100      213        428      428        308        603         603
   Writedown of oil and
     natural gas properties      -        -          -        -          -     165,000     165,000
                           -------- --------   -------- --------   -------- ----------  ----------
       Total expenses......  18,828   37,872     62,658   61,855     44,191    243,697     239,857
                           -------- --------   -------- --------   -------- ----------  ----------
  Income (loss)  before
    income taxes...........   1,281   15,777     23,798   24,601     16,878   (175,660)   (171,820)
  Federal income tax
    benefit (provision)....    (435)  (5,462)    (8,895)  (9,102)    (6,245)    50,618      50,618
                           -------- --------   -------- --------   -------- ----------  ----------
  Income (loss) before
    extraordinary item.....     846   10,315     14,903   15,499     10,633   (125,042)   (121,202)
  Extraordinary item:
    Loss on early
     extinguishment of debt,
     net of applicable
     income taxes..........     132      290         -        -          -         -          -
                           -------- --------   -------- --------   -------- ----------  ----------
  Net income (loss)        $    714 $ 10,025   $ 14,903 $ 15,499   $ 10,633 $ (125,042) $ (121,202)
                           ======== ========   ======== ========   ======== ==========  ==========
  Net income (loss)
     attributable to common
     shareholders..........$    714 $  8,744   $ 14,903 $ 15,499   $ 10,633 $ (125,042) $ (121,202)
                           ======== ========   ======== ========   ======== ==========  ==========
  Net income (loss) per
    common share
    Basic:
      Income (loss) before
        extraordinary item $   0.12 $   0.69   $   0.74 $   0.40   $   0.53 $    (4.88) $    (2.74)
      Extraordinary item...   (0.02)   (0.02)        -        -          -         -           -
                           -------- --------   -------- --------   -------- ----------  ----------
      Net income (loss)....$   0.10 $   0.67   $   0.74 $   0.40   $   0.53 $    (4.88)      (2.74)
                           ======== ========   ======== ========   ======== ==========  ==========
    Diluted:
      Income (loss) before
        extraordinary item $   0.12 $   0.65   $   0.70 $   0.40   $   0.49 $    (4.88)      (2.74)
      Extraordinary item...   (0.02)   (0.02)        -        -          -          -           -
                           -------- --------   -------- --------   -------- ----------  ----------
      Net income (loss)....$   0.10 $   0.63   $   0.70 $   0.40   $   0.49 $    (4.88) $    (2.74)
                           ======== ========   ======== ========   ======== ==========  ==========
  Weighted average common
      shares outstanding      6,870   13,104     20,224   38,777     20,175     25,631      44,184
                           ======== ========   ======== ========   ======== ==========  ==========

                                      As of December 31,            As of September 30, 1998
                                 -----------------------------     -------------------------
                                                                                       Pro
                                   1995      1996       1997       Actual             Forma
                                 --------   -------   --------    --------         ---------
Canadian and U.S. GAAP                               (in thousands)
Balance Sheet Data:
 Working capital................$   6,862   $12,482   $  2,692    $  1,679         $  10,179
 Total assets....................  77,641   166,505    447,548     369,352           377,852
 Long-term debt, net of current
   maturities....................   3,474       125    240,000     215,000           125,000
 Convertible preferred stock.....  15,000         -          -           -                 -
 Shareholders' equity............  53,501   142,504    160,223     129,838           228,338

                              SUMMARY RESERVE DATA

     The following table summarizes the estimates of our net proved oil and natural gas reserves and the present value of these reserves as of the dates indicated. This reserve information was prepared by Netherland & Sewell, independent petroleum engineers.

                                                      As of December 31,
                                              -------------------------------
                                                1995       1996        1997
                                              ---------  --------    --------
Proved Reserves:
   Oil (MBbls)................................   6,292     15,052      52,018
   Natural Gas (MMcf).........................  48,116     74,102      77,191
   Oil Equivalent (MBOE)......................  14,311     27,403      64,883

   Proved developed reserves  as a percent of
      total proved reserves...................     78%        84%         66%

Present Values:
   PV10 Value (before income taxes, in
   thousands).................................$ 96,965   $316,098(d) $361,329(e)
   Standardized measure of discounted
     estimated future net cash flow after
     net income taxes (in thousands)..........  81,164    241,872    $335,308

Representative Oil and Gas Prices: (a)
   West Texas Intermediate (per Bbl)..........$  18.00   $  23.39(d) $  16.18(e)
   NYMEX Henry Hub (per MMBtu)................    2.24       3.90(d)     2.58(e)

Other Reserve Data:
   Reserve replacement percent (b)............    300%       500%        867%
   Reserve to production ratio (years) (c)....     9.3        9.2        12.7
---------------

(a) The oil prices as of each respective year-end were based on West Texas Intermediate ("WTI") posted prices per barrel and NYMEX Henry Hub ("NYMEX") prices per MMBtu, with these representative prices adjusted by field to arrive at our net price.
(b) Equals current period reserve additions through acquisition of reserves, extensions and discoveries, and revisions of prior estimates divided by the production for such period.
(c) Calculated by dividing year-end proved reserves by such year's annual production.
(d) For comparative purposes, we also prepared a reserve report as of December 31, 1996 using a 1996 WTI price of $21.00 per Bbl and a NYMEX price of $2.40 per MMBtu, with these prices also adjusted by field. The PV10 Value in this report was $213.7 million with 27.0 MMBOE of proved reserves.
(e) For comparative purposes, we also prepared a reserve report as of December 31, 1997 using the prices used in the December 31, 1996 reserve report. The PV10 Value in this report was $633.4 million with 67.8 MMBOE of proved reserves. Of this PV10 Value, $206.7 million was attributable to the Chevron Acquisition, as opposed to its PV 10 Value of $109.4 million using December 31, 1997 prices.

     By December 31, 1998, oil prices had dropped approximately $6.25 per Bbl and natural gas prices had dropped approximately $0.50 per Mcf from the prior year-end levels. When reserves are reviewed at year-end 1998 these drops in price will have an effect on the reserve quantities and the PV10 Value, although it is not possible to quantify this decrease until the December 31, 1998 reserve report, expected in February 1999, is completed.

                             SUMMARY OPERATING DATA

     The following table shows summary operating data for the production and sales of oil and natural gas by us for the periods indicated.

                                                        Nine Months Ended
                            Year Ended December 31,       September 30,
                           ------------------------     -----------------
                             1995     1996   1997        1997      1998
                           -------  ------- -------     -------   -------
Average Net Daily Production
 Volumes:
   Oil (Bbls)..........      1,995   4,099   7,902       7,615    14,373
   Natural gas (Mcf)...     13,271  24,406  36,319      34,061    39,255
   Oil equivalent (BOE)      4,207   8,167  13,955      13,292    20,916

Weighted Average Sales
 Prices:
   Oil (per Bbl).......    $ 14.90  $ 18.98 $ 17.25     $ 17.53   $ 10.64
   Natural gas (per
     Mcf)..............       1.90     2.73    2.68        2.54      2.35

Per BOE Data:
   Revenue.............    $ 13.05  $  7.69 $ 16.75     $ 16.56   $ 11.73
   Production expenses.      (4.42)   (4.51)  (4.36)      (4.34)    (3.99)
                           -------  ------- -------     -------   -------
   Production netback..       8.63    13.18   12.39       12.22      7.74
   General and
     administrative....      (1.25)   (1.50)  (1.30)      (1.33)    (0.98)
   Interest, net.......      (1.26)   (0.26)   0.02        0.18     (1.97)
                           -------  ------- -------     -------   -------
   Operating cash flow (a)  $ 6.12  $ 11.42 $ 11.11     $ 11.07   $  4.79
                           =======  ======= =======     =======   =======
----------

(a) Represents cash flow provided by operations, exclusive of the net change in non-cash working capital balances.

                                   THE MEETING

General

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by our board of directors and management of proxies for use at a special meeting of shareholders to be held on _________, February __, 1999 at The Petroleum Club, Viking Room, 319 Fifth Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary time), or any adjournments thereof. Proxies will be solicited primarily by mail and may also be solicited by the directors or officers of the Company. The Company will bear the costs of such solicitation.

     THE BOARD HAS UNANIMOUSLY APPROVED:

     O  THE MOVE OF THE CORPORATE DOMICILE TO DELAWARE;

     O A RESOLUTION GRANTING IT AUTHORITY TO POSTPONE OR ABANDON THE MOVE IF IT IS NOT IN OUR BEST INTERESTS;

     O THE SALE OF 18,552,876 COMMON SHARES TO OUR LARGEST SHAREHOLDER, TPG, FOR $100 MILLION;

     O THE INCREASE IN THE NUMBER OF COMMON SHARES THAT MAY BE ISSUED UNDER OUR EMPLOYEE STOCK PURCHASE PLAN; AND

     O THE INCREASE IN THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER OUR STOCK OPTION PLAN.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS. THE FULL TEXT OF THESE RESOLUTIONS ARE ATTACHED TO THIS DOCUMENT AS EXHIBIT G.

Voting Rights

     The board has set January __, 1999 as the record date for the special meeting. At December 31, 1998, the Company had 26,801,680 common shares outstanding, which carry one vote per share. Only holders of such common shares of record as of January __, 1999 or transferees of such shares who produce, before February __, 1999, proper evidence of ownership of such shares will be entitled to vote at the meeting.

     So far as our directors and officers are aware, as of December 31, 1998 the only persons or companies beneficially owning, directly or indirectly, or exercising control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares are TPG, which beneficially owns approximately 32% of the shares outstanding, and Royce and Associates, Inc., Royce Management Company and Charles M. Royce, which collectively own approximately 11% of the shares outstanding.

     Each shareholder may vote in person or by proxy. A person acting as a proxy need not be a shareholder of the Company.

Vote Required to Approve the Proposals

     MOVE OF DOMICILE. The move of the corporate domicile must be approved by at least 2/3 of the votes cast by shareholders present in person or represented by proxy at the meeting. If our shareholders do not approve the move, we will continue to be a corporation governed by Canadian law. The board has not considered any alternative action if the move is not approved.

     SALE OF SHARES TO TPG. The proposal to sell common shares to TPG requires the affirmative vote of more than 50% of the votes cast by shareholders present in person or represented by proxy at the meeting. The total vote cast on this proposal must represent over 50% of all common shares entitled to vote on this proposal. TPG's shares may be included in order to reach a 50% participation level, but a majority of the voting shareholders excluding TPG and its affiliates must approve the proposed sale of stock.

     INCREASE UNDER EMPLOYEE PLANS AND AUTHORITY TO ABANDON MOVE. The proposals to authorize additional common shares for issuance under our Employee Stock Purchase Plan, reserve additional shares for issuance under our Stock Option Plan and authorizing the board the authority to abandon the move require the affirmative vote of 50% of the votes cast by common shareholders present in person or represented by proxy at the meeting.

Solicitation and Revocation of Proxies

     Proxies will be solicited primarily by mail and may also be solicited by our directors or officers at nominal cost. The cost of such solicitation will be borne by the Company.

     All shares represented at the meeting by properly executed proxies will be voted in accordance with the instructions specified on the proxy card. If no such specification is made, and if the proxy card names the management designees, they will vote in favor of all proposals. The management designees are directors and officers of the Company and have indicated their willingness to represent as proxy the shareholder who appoints them.

     The enclosed proxy card, when properly signed, confers discretionary authority to the persons named with respect to amendments or variations of matters identified in the Notice of Meeting and any other matters which may properly be brought before the meeting. As of the date hereof, management of the Company is not aware that any such amendments or other matters are to be presented at the meeting. However, if any other matters which are not now known to management should properly come before the meeting, then the proxies named on the proxy card intend to vote in accordance with the judgment of management of the Company.

     To be valid, a proxy card must be signed by the shareholder or by the shareholder's attorney duly authorized in writing.

     In addition to revocation in any manner permitted by law, a proxy may be revoked by an instrument in writing signed by the shareholder or by his attorney duly authorized in writing, and received by the Secretary of Denbury Resources Inc., c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta T2P 2Z1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time set for the meeting or any adjournment thereof.

     A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND THE MEETING AND ACT ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED

FORM OF PROXY, WHO ARE OFFICERS OR DIRECTORS OF THE COMPANY. Such right may be exercised by striking out the names of the persons designated on the enclosed proxy card and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy. The completed and executed proxy must be delivered to the Company on or before January __, 1999. A shareholder who has given a proxy may revoke it at any time before its use by either (i) notifying the Corporate Secretary, (ii) voting in person at the meeting, or (iii) returning a later-dated proxy on or before January __, 1999.

     PROPERLY EXECUTED PROXIES WITHOUT INSTRUCTIONS ON HOW TO VOTE ON ANY OF THE PROPOSALS WILL BE VOTED "FOR" THE APPROVAL OF SUCH PROPOSALS.

                          MOVING THE CORPORATE DOMICILE

The Move

     Through a continuance, the Company intends to change its domicile from Canada to the United States by means of a process which is called a domestication in the State of Delaware. Domestication is a process available to non-United States corporations under Section 388 of Delaware General Corporation Law. Simultaneously with the domestication, Denbury Canada will apply for a certificate of discontinuance under Section 188(7) of the Canada Business Corporations Act. After the special meeting, we will file the appropriate documents with both Delaware and Canada and then the Company will be reincorporated as a Delaware corporation.

     The first proposal to be voted on at the meeting relating to the continuance actually authorizes us to:

     o continue the Company as Denbury Delaware under the Delaware law and simultaneously discontinue the Company's existence in Canada under Canadian law;

     o approve the certificate of incorporation, which will be filed with the Secretary of State of the State of Delaware along with a certificate of domestication, which is attached as Exhibit D and C to this document;

     o authorize Denbury Canada to apply to the Director of its jurisdiction of incorporation for the Authorization, file the Authorization and the Delaware filings with the Secretary of State of the State of Delaware and a notice of the Delaware filings with such Director; and

     o approve the merger of Denbury Delaware and its wholly owned subsidiary immediately following the continuance.

     PROCEDURES UNDER DELAWARE LAW. Unlike in the case of a move of domicile by corporations between states within the United States, the continuance does not involve the merger of two separate corporations. Typically a shell corporation is created in the state of intended domicile prior to the merger; and the migrating corporation is merged into the shell corporation, with only the shell corporation surviving. In the case of a continuance and domestication, no corporate entity will exist under Delaware law prior to the effective date of the continuance. Consequently, there is no "surviving corporation" and "target corporation" as in a typical merger. Rather, Denbury Canada consents to the jurisdiction of Delaware by filing a certificate of incorporation that complies with the provisions of Delaware law applicable to domestic Delaware corporations and an additional document, a certificate of domestication. Upon filing the new certificate of incorporation and the certificate of domestication, the Company becomes subject to the jurisdiction of Delaware law, but retains its original incorporation date in Canada as the incorporation date for purposes of Delaware law. In addition, Delaware law provides explicitly that the domestication shall not be deemed to affect any obligations or liabilities of the corporation incurred prior to its domestication.

     PROCEDURES UNDER CANADIAN LAW. Simultaneously with the domestication in Delaware, Denbury Canada must terminate its existence under Canadian law. Under Canadian law, a corporation may apply to another jurisdiction requesting to be continued as if it had been incorporated under the laws of that other jurisdiction. An application for continuance requires approval by 2/3 of shareholders and satisfaction of the Director of its jurisdiction of incorporation that the proposed continuance will not adversely affect creditors or shareholders of the corporation. Furthermore, a corporation shall not be continued under the laws of another jurisdiction unless the laws of the jurisdiction where continuance is sought provide that following the continuance:

     o  the property of the corporation continues to be its property;

     o  the corporation continues to be liable for its obligations;

     o  an existing cause of action, claim or liability is unaffected;

     o a civil, criminal or administrative action or proceeding pending may be continued to be prosecuted by or against the corporation; and

     o a conviction against the corporation may be enforced against the new corporation or a ruling, order or judgment may be enforced by or against the corporation.

The directors of the corporation may postpone or abandon the continuance, following approval by the shareholders without seeking shareholder consent to such a postponement or abandonment.

     CONTINUATION BY THE COMPANY AS DENBURY DELAWARE. If the proposed move is approved by our shareholders and the board decides not to postpone or abandon the move of domicile and the Director of Denbury Canada's jurisdiction of incorporation has issued a letter of satisfaction for submission to the Delaware authorities under Delaware law, Denbury Delaware will file a certificate of incorporation and a certificate of domestication in Delaware. Once the Delaware filings have been filed in Delaware and Denbury Canada has continued in Delaware, the Director of the jurisdiction in which Denbury Canada is incorporated will issue a Certificate of Discontinuance and Canadian law will cease to apply.

The Merger

     Essentially at the same time as the Company's move into Delaware, at which point the Company becomes Denbury Delaware, its wholly owned subsidiary, DMI, will be merged into Denbury Delaware. Denbury Delaware will be the surviving entity. Shareholder approval of the merger is not required under Delaware law because DMI will be the wholly owned subsidiary of Denbury Delaware. The merger will not take place if the move is not consummated. No additional stock issuance will take place as a result of the merger.

Effects of the Move of Corporate Domicile and Merger

     ASSETS, LIABILITIES, OBLIGATIONS. By operation of Delaware law, as of the effective date of the move, all of the assets, property, rights, liabilities and obligations of the Company immediately prior to the continuance will continue to be the assets, property, rights, liabilities and obligations of Denbury Delaware. Canadian law ceases to apply to the Company on the date shown on the Certificate of Discontinuance to be issued by the Director. On the effective date of the move:

     o the property of the Company will continue to be the property of Denbury Delaware;

     o Denbury Delaware will continue to be liable for the obligations of the Company;

     o an existing cause of action, claim or liability to prosecution against the Company will be unaffected;

     o a civil, criminal or administrative action or proceeding pending by or against the Company may be continued to be prosecuted by or against Denbury Delaware;

     o a conviction against the Company may be enforced against Denbury Delaware; or

     o a ruling, order or judgment in favor of or against the Company may be enforced by or against Denbury Delaware.

     By operation of Delaware law, as of the effective date of the merger:

     o all of the assets, property, rights, liabilities and obligations of DMI immediately prior to the merger will become the assets, property, rights, liabilities and obligations of Denbury Delaware;

     o  Denbury Delaware will be liable for the obligations of DMI;

     o an existing cause of action, claim or liability to prosecution against Denbury Delaware will be unaffected;

     o a civil, criminal or administrative action or proceeding pending by or against DMI may be continued to be prosecuted by or against Denbury Delaware;

     o  a conviction against DMI may be enforced against Denbury Delaware; or

     o a ruling, order or judgment in favor of or against DMI may be enforced by or against Denbury Delaware.

     After the merger, Denbury Delaware will also be directly liable for the DMI 9% Senior Subordinated Notes due 2008 and will assume all the obligations relating to these notes. In summary, as a result of the merger Denbury Delaware will expressly assume all rights and obligations of DMI.

     CAPITAL STOCK. Once the move is completed, holders of Denbury Canada common shares will receive one share of Denbury Delaware common stock for each common share held before the merger.

The existing certificates representing the Company's common shares will not be canceled. Holders of options to purchase the Company's common shares on the date of the move will continue to hold options to purchase an identical number of shares of Denbury Delaware common stock on substantially the same terms. Similarly, holders of warrants to purchase the Company's common shares will continue to hold warrants to purchase an identical number of shares of Denbury Delaware common stock on substantially the same terms. The common stock of DMI will be canceled in the merger.

     Many attributes of the Company's common shares and Denbury Delaware common stock will be the same, although there are differences in shareholders' rights under Canadian and Delaware laws. See "Moving the Corporate Domicile of the Company-Comparison of Shareholders' Rights" and "Description of Capital Stock."

     BUSINESS AND OPERATIONS. The move, if approved, will change our legal domicile but our business or operations will not change. The merger will combine the present holding company and its operating subsidiary, but will have no effect on the business or operations of either entity.

     DIRECTORS AND OFFICERS. The directors and officers of the Company immediately before the move will serve in the same capacities after the move. See "Management of the Company." Once the move occurs, the election, duties, resignation and removal of the Company directors and officers shall be governed by Delaware law, the Certificate of Incorporation and the By-laws of Denbury Delaware. As part of the merger, we anticipate that officers of DMI that are not presently officers of the Company will be elected as officers of Denbury Delaware in the same capacity.

     STOCK EXCHANGE LISTINGS. The Company's common shares are currently listed and traded on the NYSE and the TSE under the symbol "DNR." We anticipate that we will maintain both listings as Denbury Delaware following the move and merger.

     SECURITIES REGULATION. We also anticipate that we will continue to be a "reporting issuer" in each Province of Canada immediately following the continuance.

Background to and Principal Reasons for the Move of Corporate Domicile and Merger

     The board believes that it is advantageous for the Company to move its domicile to Delaware for the following reasons:

     REDUCING TAX COSTS OF CERTAIN TRANSACTIONS. If the Company issues certain types of securities such as convertible debt and preferred stock, there is an incremental cost because of a withholding tax on any interest and dividend payments that pass between the United States and Canada. Since all of the assets and operations of the Company are conducted through its wholly owned subsidiary, any funding of dividend or interest payments for convertibles or preferred stock results in the regular transfer of funds between its wholly owned subsidiary and the Company. For the same reason, even though the Company does not currently intend to do so, there would be a withholding tax on any dividends declared and paid on its common shares. This incremental tax cost reduces our flexibility with regards to our capital structure. These costs would be eliminated after the move to Delaware.

     IMPROVING MARKET ACCESS. We would like to be able to issue its common shares or other securities in exchange for oil and natural gas properties or for ownership in another company. Since we are a Canadian company, some United States companies are hesitant about doing this type of transaction due to the potential tax complications both currently and prospectively. Furthermore, the United States has been our primary source of capital in recent years. We believe that more opportunities and capital may be available to us if we are a United States corporation.

     LESS RESTRICTIVE GOVERNING LAW. Canadian law requires that at least 1/3 of our directors be Canadian residents. We have been able to attract qualified Canadian residents to serve on our board, but this requirement does reduce our flexibility in choosing directors. Delaware law does not impose any such requirement, and thus the continuance will provide us with greater flexibility in the future as to the composition of our board.

     Furthermore, over 50% of our stock is held by United States residents and we are listed on the NYSE. Thus we must abide by most United States securities and stock exchange requirements as though we were a United States company. The high percentage of United States ownership also prevents us from receiving the benefits of the North American Free Trade Act ("NAFTA") which reduces certain administrative burdens of Canadian companies doing business in the United States. We must also abide by the respective Canadian and stock exchange requirements as a Canadian corporation. Occasionally, the combination of these rules and the inability to utilize the reduced requirements of NAFTA are unusually restrictive on our business. We also expect to realize some minor savings in administrative time and expense by a move of our corporate domicile to the United States.

     BETTER COMPARISON WITH PEERS. Since all of our business is conducted in the United States, the market generally compares us to similar-sized United States companies. Although the United States and Canadian accounting rules are similar, they are not quite the same. Occasionally, this results in different accounting treatment for the Company, making it confusing for investors. This confusion would be eliminated once we become a Delaware corporation because then we would report using United States GAAP. In addition, there are certain benefits under United States GAAP with regard to the current accounting rules relating to mergers. These rules may be beneficial in certain circumstances.

     INCREASINGLY LIMITED CONTACT WITH CANADA. While our operations at one time were located in, or closely associated with Alberta, since 1993 when we focused entirely upon the oil and gas business in the United States, our connections with Canada have continually been reduced. Currently, we have no business operations in Canada. All our employees are located in the United States, and, as of December 31, 1998, more than 75% of our outstanding common shares were held by non-Canadian shareholders. Prior to 1995, our common shares were only traded on the TSE. At the start of 1995, we were admitted to trading on the NASDAQ and moved to the NYSE in May 1997. A majority of our recent equity and debt offerings have been funded by non-Canadian entities or individuals.

     SELECTION OF STATE OF DELAWARE. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have initially chosen Delaware for their domicile, or have subsequently reincorporated in, continued into or domesticated in Delaware. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware corporations law and establishing specific legal principles and policies regarding Delaware corporations. Not only has this served to provide greater legal predictability with respect to the corporate legal affairs of Delaware corporations, but it has also given Delaware an important role in respect of the corporate laws of the United States generally, as many of its principles and policies have been adopted by, and become important precedents for the laws of, other states. It is anticipated that Delaware corporate law will continue its leadership position in the development of corporate law in the United States, and that the Delaware legislature will continue to ensure that Delaware corporate law itself remains as up to date and as flexible as possible.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUANCE OUT OF CANADA AND DOMESTICATION OF THE COMPANY UNDER THE PROVISIONS OF CANADIAN AND DELAWARE LAWS, AND RECOMMEND THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Material Canadian Federal Income Tax Consequences of the Move of Corporate Domicile and Merger

     In the opinion of Burnet, Duckworth & Palmer, Canadian counsel to the Company, the following are the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") with respect to the move generally applicable to the Company and to shareholders of the Company who, for purposes of the Canadian Tax Act, hold their shares of Denbury Canada's common shares and will hold their Denbury Delaware common stock as capital property and who deal at arm's length with the Company. This opinion does not apply to a shareholder who is or will be a foreign affiliate of any person resident in Canada, or to whom the Company will be a foreign affiliate following continuation within the meaning of the Canadian Tax Act. Lastly this summary is not applicable to a corporation which is a "specified financial institution" or to whom the mark-to-market provisions of the Canadian Tax Act otherwise apply.

     Shares will generally be considered to be capital property to a shareholder unless such shares are held in the course of carrying on a business or are acquired in a transaction considered to be an adventure in the nature of trade. Shareholders should consult their own tax advisors regarding whether they hold their shares of Denbury Canada's common shares as capital property and will hold their Denbury Delaware common stock as capital property for the purposes of the Canadian Tax Act. Shareholders who are resident in Canada and whose shares of Denbury Canada's common shares or Denbury Delaware common stock might not otherwise qualify as capital property may be entitled to obtain this qualification by making an irrevocable election provided by Subsection 39(4) of the Canadian Tax Act prior to the continuance. Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and counsel's understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in the form presented, or at all. Except for the foregoing, this summary does not take into account or anticipate any changes in the law, whether by judicial, administrative or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

     These opinions expressed herein are based on the assumptions that shares of the Company continue to be listed on a stock exchange which is prescribed for the purposes of the Tax Act and Denbury Canada common shares and the Denbury Delaware commo n stock may not reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investment in shares, debt, commodities or any other similar properties.

     This summary does not discuss all aspects of Canadian federal income taxation that may be relevant to a particular shareholder. Shareholders should consult their own tax advisors with respect to the tax consequences of the transactions described herein in their particular circumstances.

     TAXATION OF THE COMPANY. Upon the continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the continuance. The Company will be subject to tax under the Canadian Tax Act on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax at the rate of five percent on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares, except that if one of the main reasons for the Company changing its residence to the United States was to reduce the amount of such additional tax or Canadian withholding tax, the rate of such tax would be 25 percent. The Company will not be resident in Canada after the continuance for the purposes of the Canadian Tax Act. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has advised counsel that no Canadian federal taxes should be due and payable by the Company under the Canadian Tax Act as a result of the continuance. Based upon certain representations of fact which have been made by the Company (which representations are set forth below), counsel is of the opinion that no Canadian tax liability will arise as a result of the continuance. The representations of the Company upon which this opinion is based are that (i) the fair market value of the Company's assets is less than the aggregate value of the paid-up capital of all of the Company's issued and outstanding shares and all of the liabilities of the Company, and (ii) the deemed disposition of all of the Company's assets at fair market value upon the continuance will not create income in excess of the Canadian tax deductions which are available to the Company.

     The Company's representations are based on the trading value of the Company's securities and the price at which securities are to be issued to TPG and certain other factual matters, and counsel can express no opinion on such matters of factual determination, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the continuance. The Company has not applied to Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Canadian Tax Act as a result of the continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the continuance that no Canadian federal taxes are due under the Canadian Tax Act as a result of the continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

     TAXATION OF SHAREHOLDERS RESIDENT IN CANADA. The following portion of the opinion applies to shareholders of the Company who are resident in Canada for the purposes of the Canadian Tax Act.

     Shareholders of the Company will not be considered to have disposed of their shares of the Company's common shares or to have realized a taxable capital gain or loss by reason only of the continuance. The continuance will also have no effect on the adjusted cost base to shareholders of their shares of the Company's common shares.

     Following the continuance, dividends received by a shareholder on shares of Denbury Delaware common stock will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

     Also, following the continuance, shares of Denbury Delaware common stock will be a qualified investment for trusts governed by deferred profit sharing plans, registered retirement saving plans and registered income funds (collectively, "Deferred Income Plans"), provided such shares remain listed on a prescribed stock exchange. SUCH SHARES WILL BE FOREIGN PROPERTY AFTER THE EFFECTIVE DATE OF THE CONTINUANCE, AND ACCORDINGLY, THE HOLDING OF SUCH SHARES BY DEFERRED INCOME PLANS OR BY CERTAIN OTHER TAX-EXEMPT ENTITIES INCLUDING REGISTERED INVESTMENTS AND REGISTERED PENSION PLANS MAY SUBJECT SUCH HOLDERS TO PENALTY TAXES UNDER THE CANADIAN TAX ACT. HOWEVER, PERSONS HOLDING SHARES OF THE COMPANY AT THE TIME OF THE CONTINUANCE MAY BE ENTITLED TO AVAIL THEMSELVES OF A PROVISION OF THE CANADIAN TAX ACT TO ELIMINATE SUCH PENALTY TAX FOR UP TO 24 MONTHS FOLLOWING THE CONTINUANCE. THIS IS INTENDED TO PERMIT DEFERRED INCOME PLANS AND OTHER TAX EXEMPT PERSONS TO EITHER DISPOSE OF THEIR SHARES ON A ORDERLY BASIS, OR TO RE-BALANCE THEIR PORTFOLIOS TO FALL WITHIN THE LIMITS PLACED IN OWNERSHIP OF "FOREIGN PROPERTY". SUCH HOLDERS ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICABILITY OF SUCH PENALTY TAXES TO THEM.

     TAXATION OF DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of his or her common shares. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such holder's common shares. If a holder is a corporation, any capital loss arising on the disposition of common shares may in certain circumstances be reduced by the amount of any dividends which have been received on such share. Analogous rules apply to a partnership or trust of which a corporation is a member or beneficiary. A shareholder will be required to include three-quarters of any capital gain (a "taxable capital gain") in computing his or her income for purposes of the Canadian Tax Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the detailed provisions of the Canadian Tax Act in that regard.

     TAXATION OF SHAREHOLDERS NOT RESIDENT IN CANADA. The following portion of this summary applies to shareholders who, for purposes of the Canadian Tax Act:

     o are not resident or deemed to be resident in Canada at any time when they held or hold Denbury Canada common shares;

     o do not use or hold and are not deemed to use or hold their Denbury Canada common shares in the course of carrying on a business in Canada; or

     o in the case of shareholders who carry on an insurance business in Canada and elsewhere, establish that Denbury Canada common shares are "designated insurance property".

     Shareholders will not be considered to have disposed of their Denbury Canada common shares or to have realized a taxable capital gain or loss by reason only of the continuance. The continuance will also have no effect on the adjusted cost base to shareholders of their Denbury Canada common shares. After the effective date of the continuance, dividends received by a shareholder on Denbury Delaware Common stock will not be subject to Canadian withholding tax.

     Provided that a Denbury Canada common share is not "taxable Canadian property" to a shareholder at the time of disposition of such share, such shareholder will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such Denbury Canada common share. After the effective date of the continuance, based on the present activities of Denbury Delaware, Denbury Delaware Common stock will not generally be taxable Canadian property to a shareholder at any particular time.

     Pursuant to the administrative practices of Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of disposition of his or her Denbury Canada common shares. Provided that such shares are not taxable Canadian property for the purposes of the Canadian Tax Act, such proceeds of disposition will not be subject to Canadian tax. Such shareholder should consult his or her own tax advisors in this regard.

Material United States Federal Income Tax Consequences to Shareholders of the Move of Corporate Domicile And Merger

     In the opinion of Jenkens & Gilchrist, a Professional Corporation, special United States federal income tax counsel to the Company ("U.S. Special Tax Counsel"), the following are the material United States federal income tax considerations arising from and relating to the continuance that are generally applicable to shareholders of the Company that are United States citizens or residents, domestic corporations, domestic partnerships, estates subject to United States federal income tax on their income regardless of source, and trusts, but only if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all the substantial decisions of the trust ("U.S. Shareholders") and to certain shareholders of the Company that are not U.S. Shareholders ("non-U.S. Shareholders"). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Shareholder (including, without limitation, U.S. Shareholders who directly or constructively own ten percent or more, by vote or value, of the stock of the Company, and the potential application of the alternative minimum tax), to a particular non-U.S. Shareholder, or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, banks, life insurance companies, tax-exempt organizations, broker-dealers or holders who received the Company's common stock as compensation). This discussion does not address any aspect of state, local or foreign laws.

     This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, IRS rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof and which are subject to change. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No advance ruling from the IRS with respect to the matters discussed herein has been requested. Accordingly, it is possible that the United States federal income tax consequences of the continuance may differ from those described below.

     The following does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of such holder's particular circumstances and income tax situation. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the transactions described herein including the application of state, local and foreign tax laws; possible future changes in federal tax laws; and any pending or proposed legislation.

     TAXATION OF U.S. SHAREHOLDERS. The following discussion is limited to U.S.
Shareholders:

     o who hold Denbury Canada common shares and/or will hold Denbury Delaware common stock (as defined below) as "capital assets" within the meaning of Section 1221 of the Code;

     o whose ownership, receipt or disposition of Denbury Canada common shares and/or Denbury Delaware common stock is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party; and

     o who are not residents of a country other than the United States for purposes of an income tax treaty to which the United States is a party.

     U.S. Shareholders who do not meet one or more of the foregoing criteria are urged to consult their tax advisors regarding their particular United States federal income tax consequences.

     The Continuance. For United States federal income tax purposes, the continuance should result in a constructive exchange by Denbury Canada shareholders of their Denbury Canada common shares for stock in a new United States corporation, Denbury Delaware common stock, and should qualify as a "reorganization within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from the Company.

     With respect to a U.S. Shareholder, other than a Section 1248 Shareholder (as defined below), based on the foregoing conclusion that the continuance should qualify as a reorganization, the following will be the material United States federal income tax consequences:

     o The U.S. Shareholder will not recognize gain or loss on the constructive exchange of Denbury Canada common shares solely for Denbury Delaware common stock;

     o The tax basis of Denbury Delaware common stock constructively received will be the same as the basis of Denbury Canada common shares constructively surrendered in exchange therefore;

     o The holding period for the shares of Denbury Delaware common stock will include the holding period of Denbury Canada common shares constructively surrendered in exchange therefor; and

     o Any U.S. Shareholder who exercises his rights under Canadian law to dissent from the continuance should be treated as if his Denbury Canada common shares was redeemed for cash and should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Shareholder's basis in Denbury Canada common shares surrendered therefor. Special rules may apply to dissenting shareholders of the Company that actually or constructively (pursuant to Section 318 of the Code) own shares of the Company as to which dissenter's rights are not being exercised.

     A Section 1248 Shareholder is defined as a U.S. Shareholder of the Company who actually or constructively owns (or has actually or constructively owned at any time in the five year period immediately preceding the continuance) 10 percent or more of the voting stock of the Company.

     Notice Requirement. Any U.S. Shareholder who receives Denbury Delaware common stock in exchange for Denbury Canada common shares and takes the position that such exchange is eligible for nonrecognition treatment IS REQUIRED TO FILE A NOTICE WITH THE IRS on or before the last day for filing a United States federal income tax return (taking into account any extensions of time therefor) for the U.S. Shareholder's taxable year in which the continuance occurs. The notice must contain certain information specifically enumerated in Section 7.367(b)-1 of the United States treasury regulations, and U.S. Shareholders are advised to consult their tax advisors for assistance in preparing such notice. If a U.S. Shareholder required to give notice as described above fails to give such notice, and if the U.S. Shareholder further fails to establish reasonable cause for the failure, then the IRS will be required to determine, based on all the facts and circumstances, whether the conversion of Denbury Canada common shares into Denbury Delaware common stock is eligible for nonrecognition treatment. In making the determination, the IRS may conclude:

     o that the conversion is eligible for nonrecognition treatment, despite such noncompliance;

     o that the conversion is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States treasury regulations are satisfied; or

     o that the conversion is not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of Denbury Delaware common stock received pursuant to the continuance.

     Nevertheless, the failure of any one U.S. Shareholder to satisfy the foregoing notice requirements should not bar other U.S. Shareholders that do satisfy such requirements from receiving nonrecognition treatment with respect to the conversion of their Denbury Canada common shares into Denbury Delaware common stock pursuant to the continuance.

     Passive Foreign Investment Company Considerations. For United States federal income tax purposes, the Company generally will be classified as a PFIC for any taxable year during which either:

     o 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes); or

     o on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income.

     For purposes of applying the foregoing tests, all or some of the assets and gross income of the Company's subsidiaries will be attributed to the Company. While there can be no assurance with respect to the classification of the Company as a PFIC, the Company believes that it did not constitute a PFIC during any taxable year ending at or prior to consummation of the continuance. In connection with the transactions contemplated herein, U.S. Special Tax Counsel will not be rendering an opinion with regard to the Company's status as a PFIC.

     Although the matter is not free from doubt, if the Company is a PFIC prior to the consummation of the continuance and the U.S. Shareholder does not make a qualified electing fund election (a "QEF Election"), then:

     o the U.S. Shareholder would be required to allocate gain recognized upon the exchange of Denbury Canada common shares for Denbury Delaware common stock ratably over the U.S. Shareholder's holding period for such Denbury Canada common shares;

     o the amount allocated to each year (other than the year of the disposition of Denbury Canada common shares or any year prior to the beginning of the first taxable year of the Company for which it was a
        PFIC), would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated); and

     o gain recognized upon the disposition of Denbury Canada common shares (including upon the exchange of Denbury Canada common shares for Denbury Delaware common stock in the continuance) would be taxable as ordinary income.

     If a U.S. Shareholder made a QEF Election, then the U.S. Shareholder generally is currently taxable on such U.S. Shareholder's pro rata share of the Company's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of the Company in which the Company is classified as a PFIC, even if no dividend distributions are received by such U.S. Shareholder unless such U.S. Shareholder made an election to defer such taxes.

     The foregoing summary of the possible application of the PFIC rules to the Company and the U.S. Shareholders of Denbury Canada common shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a U.S. Shareholder under the PFIC provisions may be significant, U.S. Shareholders of Denbury Canada common shares are urged to discuss those consequences with their tax advisors.

     TAXATION OF NON-U.S. SHAREHOLDERS. The following discussion is applicable to non-U.S. Shareholders:

     o who hold Denbury Canada common shares or will hold Denbury Delaware common stock as capital assets within the meaning of Section 1221 of the Code;

     o who do not actually or constructively own (and have not at any time in the preceding five-year period actually or constructively owned) five percent or more (by vote or value) of the stock of the Company;

     o whose ownership, receipt or disposition of Denbury Canada common shares and/or Denbury Delaware common stock is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States; and

     o who are not residents of the United States for purposes of United States federal income tax law or an income tax treaty to which the United States is a party.

     Non-U.S. Shareholders who do not meet one or more of the foregoing criteria are urged to consult their own tax advisors regarding their particular United States federal income tax consequences.

     The Continuance. If, as expected, the continuance qualifies as a reorganization, then a non-U.S. Shareholder generally should have the same United States federal income tax consequences as those described above for a U.S. Shareholder regarding nonrecognition of gain or loss, tax basis and holding period. Except as set forth in the following paragraph, a non-U.S. Shareholder generally will not be required to file a notice with the IRS with respect to the continuance.

     A non-U.S. Shareholder generally will not be subject to United States federal income tax on gain recognized, if any, upon the exchange of the shares of Denbury Canada common shares for the shares of Denbury Delaware common stock unless:

     o the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Shareholder;

     o  the gain is attributable to a permanent establishment in the United
        States,

     o in the case of a non-U.S. Shareholder who is a nonresident alien individual and holds Denbury Canada common shares as a capital asset, such non-U.S. Shareholder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present; or

     o the non-U.S. Shareholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. A non-U.S. Shareholder that would be subject to United States federal income tax on such gains and takes the position that the exchange of Denbury Canada common shares for Delaware common stock is eligible for nonrecognition treatment will be required to file a notice with the IRS. See "--Taxation of U.S. Shareholders--The Continuance," above.

     Dividends on Denbury Delaware Common Stock. Generally, dividends received by a non-U.S. Shareholder with respect to Denbury Delaware common stock will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty (generally 15 percent on dividends paid to residents of Canada who qualify for the benefits of the income tax treaty between the United States and Canada). If the dividends are effectively connected with the conduct of a United States trade or business or are attributable to a permanent establishment in the United States, they would be taxed at the graduated rates that are applicable to United States citizens, resident aliens and domestic corporations and would not be subject to United States withholding tax if the non-U.S. Shareholder gives an appropriate statement to the withholding agent in advance of the dividend payment. A non-U.S. Shareholder that is a corporation may be subject to an additional branch profits tax on effectively connected dividends.

     Sale of Denbury Delaware Common Stock. A non-U.S. Shareholder generally will not be subject to United States federal income tax on gain recognized, if any, upon the sale of shares of Denbury Delaware Common stock unless:

     o the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Shareholder;

     o in the case of a non-U.S. Shareholder who is a nonresident alien individual and holds the Denbury Delaware Common stock as a capital asset, such non-U.S. Shareholder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present;

     o the non-U.S. Shareholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates; or

     o Denbury Delaware is or has been a "United States real property holding corporation" ("USRPHC") for federal income tax purposes, as such term is defined by Section 897(c) of the Code, and the non-U.S. Shareholder owned directly or pursuant to certain attribution rules at any time during the five year period ending on the date of disposition more than 5% of Denbury Delaware common stock (assuming that Denbury Delaware common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code).

The Company believes that the as of the date of the continuance, Denbury Delaware will be a USRPHC and that Denbury Delaware common stock will be treated as being traded on an established exchange.

     Estate Tax. Denbury Delaware common stock owned (or treated as owned) by an individual may be includible in his or her gross estate for United States federal estate tax purposes and thus may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

     TAXATION OF THE MERGER. The merger of DMI into Denbury Delaware should qualify as a tax-free liquidation of a wholly owned subsidiary into its parent corporation. As such, shareholders of Denbury Delaware will recognize no gain or loss on the merger for United States federal income tax purposes.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the IRS and to each U.S. and non-U.S. Shareholder the amount of dividends paid to such Non-U.S. Shareholder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding tax was reduced by an applicable income tax treaty. Copies of these information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Shareholder resides under the provisions of an applicable income tax treaty or other agreement with the tax authorities in that country.

     In general, information reporting requirements may apply to dividend distributions on Denbury Delaware common stock, or the proceeds of a sale, exchange, retraction or redemption of Denbury Delaware common stock. A 31 percent backup withholding tax may apply to such payments unless the holder is a corporation, non-U.S. Shareholder or comes within certain exempt categories and, when required, demonstrates its exemption or provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Denbury Delaware common stock who is required to provide its correct taxpayer identification number and fails to do so may be subject to penalties imposed by the IRS.

     United States backup withholding tax generally will not apply to dividends paid on Denbury Delaware common stock that are subject to the 30% or reduced treaty rate of withholding previously discussed if the beneficial owner certifies its non-U.S. status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption. Furthermore, under current law, dividends paid on Denbury Delaware common stock to a non-U.S. Shareholder at an address outside the United States are generally exempt from backup withholding tax (but not from 30% withholding tax, as discussed above).

     On October 14, 1997 the IRS issued final regulations ("1997 Final Regulations") which affect the United States taxation of non-U.S. shareholders. Under the 1997 Final Regulations, for dividends paid after December 31, 1999, a non-United States person must generally provide proper documentation indicating non-United States status to a withholding agent in order to avoid backup withholding tax. However, dividends paid to certain exempt recipients (not including individuals) will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain presumptions concerning the recipient's non-United States status (including payment to an address outside the United States).

     Payments of proceeds from the sale of Denbury Canada common shares by a non-U.S. Shareholder made to or through a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through a non-United States office of a United States broker or a non-United States office of a non-United States broker that has certain specified connections with the United States, are generally subject to information reporting (but not backup withholding) unless the shareholder certifies its non-United States status under penalties of perjury or otherwise establishes its entitlement to an exemption. Payments of proceeds from the sale of Denbury Delaware common stock by a non-U.S. Shareholder made to or through a United States office of a broker are generally subject to both information reporting and backup withholding at a rate of 31% unless the shareholder certifies its non-United States status under penalties of perjury or otherwise establishes its entitlement to an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax, provided that the required information is furnished to the IRS.

Material United States Federal Income Tax Consequences to the Company of the Move of Corporate Domicile and Merger

     In the opinion of U.S. Special Tax Counsel, the following are the material United States federal income tax considerations arising from and relating to the continuance and the merger that are applicable to the Company. As described in more detail in the preceding section, the continuance should qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from the Company and certain principal shareholders of the Company.

     This discussion is based upon United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of any of the transactions described herein. Accordingly, it is possible that the United States federal income tax consequences to the Company of the continuance may differ from those described below.

     CONTINUANCE. A domestication transaction, such as the continuance, is generally treated for federal income tax purposes as a transfer by the Company of all of its assets and liabilities to a new domestic corporation, Denbury Delaware, in exchange for all of the stock of Denbury Delaware followed by a liquidating distribution by the Company to its shareholders of Denbury Delaware common stock received in exchange for the Company's assets and liabilities. Generally, the Code provides non-recognition treatment to the acquired corporation in such a transaction if it otherwise meets the requirements of a reorganization. In certain circumstances occurring in an international reorganization, however, the operation of certain rules overrides the non-recognition treatment normally obtained in a reorganization. Such rules may cause the Company to recognize gain on the deemed transfer and/or distribution, as described below.

     The deemed transfer by the Company of all of its assets and liabilities to Denbury Delaware should be treated as a nontaxable event if Denbury Delaware common stock received by the Company is a "United States real property interest" ("USRPI"). If Denbury Delaware common stock is not a USRPI, then the Company may be subject to United States federal income tax on the gain or loss resulting from the disposition of its assets that are USRPIs. Denbury Delaware common stock will be a USRPI, however, if Denbury Delaware is a USRPHC. As discussed above, under "Material United States Federal Income Tax Consequences to Shareholders--Taxation of Non-U.S. Shareholders," the Company has represented that it believes that Denbury Delaware will be a USRPHC. Based on this representation, U.S. Special Tax Counsel has concluded that Denbury Delaware common stock will be a USRPI and, therefore, the deemed transfer should not result in United States federal income taxation.

     Even though the Company's deemed transfer to Denbury Delaware should be a non recognition event for United States federal income tax purposes, the deemed liquidating distribution by the Company of Denbury Delaware common stock to its shareholders may be a taxable event if Denbury Delaware common stock is a USRPI. As discussed above, U.S. Special Tax Counsel has concluded that Denbury Delaware common stock will be a USRPI.

     In general, notwithstanding any non recognition provision of the Code, a foreign corporation (such as the Company) recognizes gain on the distribution (including a deemed distribution in liquidation or redemption) of a USRPI (such as Denbury Delaware common stock) in an amount equal to the excess of the fair market value of such USRPI (as of the time of the distribution) over such corporation's adjusted basis in the USRPI, and the Code requires such corporations to deduct and withhold a tax equal to 35 percent of the gain recognized on such distribution. The Company has represented that the adjusted basis of Denbury Delaware common stock will be substantially in excess of its fair market value at the time of the continuance. Therefore, based on this representation, no gain will be recognized on the Company's distribution of Denbury Delaware common stock to its shareholders. The Company will apply for a withholding certificate from the IRS to confirm that the Company has no withholding tax payment obligation. There can be no assurance, however, that the IRS will agree with the Company's calculation of its tax basis in Denbury Delaware common stock or with the Company's calculation of the fair market value of such stock. Any such disagreement or change could result in the Company owing United States federal income tax as a result of the continuance.

     MERGER. The merger should qualify as tax-free to Denbury Delaware and DMI with the following United States federal income tax consequences:

     o Denbury Delaware will recognize no gain or loss on the receipt of DMI's assets;

     o DMI will recognize no gain or loss on the distribution of its assets to Denbury Delaware;

     o Denbury Delaware will take a tax basis in the assets of DMI equal to DMI's tax basis immediately prior to the merger; and

     o Denbury Delaware's holding period in the DMI assets received will include DMI's holding period in such assets.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     All shareholders of Denbury Canada will become stockholders of Denbury Delaware after the move. Denbury Canada is a corporation organized under Canadian law. Denbury Delaware will be a corporation organized under and governed by Delaware law. The principal attributes of Denbury Delaware common stock and Denbury Canada's common shares are similar, although there are significant differences in shareholder rights. The following is a summary of these material differences which arise from differences between United States and Canadian securities laws, between the Canada Business Corporations Act (the "CBCA"), the Delaware General Corporation Law (the "DGCL"), and between Denbury Canada's present charter and by-laws and the proposed certificate of incorporation and by-laws of Denbury Delaware. The proposed Delaware governing documents are attached to this document as Exhibits D and E, respectively.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE ARTICLES OF INCORPORATION AND BY-LAWS OF DENBURY CANADA AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF DENBURY DELAWARE ATTACHED TO THIS DOCUMENT.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                  Vote Required for Extraordinary Transactions

      Under the CBCA, shareholders              The DGCL requires the
holding not less than 2/3 of the          affirmative vote of a majority of
votes cast by the shareholders            the outstanding stock entitled to
entitled to vote on  certain              vote thereon to authorize any
extraordinary corporate actions           merger, consolidation, dissolution
must approve those special                or sale of substantially all of the
actions.  These include certain           assets of a corporation.  However,
amalgamations, continuances,              an authorizing stockholder vote is
liquidations, dissolutions and            not required of a corporation
sales, leases or exchanges of all         surviving a merger if:
or substantially all the assets of
a corporation (other than in the            o   such corporation's certificate
ordinary course of business). In                of incorporation is not
certain cases, a special                        amended in any respect by
resolution to approve an                        the merger;
extraordinary corporate action is           o   each share of stock
also required to be approved                    outstanding immediately prior
separately by the holders of a                  to the merger will be an
class or series of shares.                      identical share of the
                                                corporation after the merger;
                                                and
                                            o   no shares of common stock or
                                                those convertible into common
                                                stock will be issued in the
                                                merger, or the common stock to
                                                be issued in the merger does
                                                not exceed 20% of
                                                such corporation's outstanding
                                                common stock immediately prior
                                                to the merger.

                                             No stockholder approval is required
                                          under the DGCL for mergers of a parent
                                          and a subsidiary, of which it owns 90%
                                          or more.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                                                 Denbury  Canada  currently does
                                          not have a shareholders'  rights plan.
                                          Shareholders'  rights plans are common
                                          to many  corporations  incorporated in
                                          the   United   States.   They  give  a
                                          corporation's  board of directors  the
                                          opportunity     to     withstand    an
                                          unsolicited   takeover  attempt  while
                                          taking  sufficient time to evaluate an
                                          offer  and  to  consider   alternative
                                          measures or  transactions  that may be
                                          appropriate   in   responding  to  the
                                          offer. The  DGCL permits shareholders'
                                          rights  plans in general  and  permits
                                          the adoption of  shareholders'  rights
                                          plans by a board of directors  without
                                          shareholder approval.


                        Amendment to Governing Documents

   Under the CBCA, amendments to             The DGCL requires that any
the articles of incorporation             amendment to the corporation's
generally require approval by             certificate of incorporation must be
holders of not less than 2/3 of           approved by the holders of a
the votes cast by shareholders            majority of the outstanding stock of
entitled to vote. The directors           each class entitled to vote. The
may amend or repeal any by-law            certificate of incorporation can
unless the articles of                    require a greater level of approval.
incorporation or by-laws otherwise        The proposed certificate of
provide . When the directors amend        incorporation for Denbury Delaware
or repeal a by-law, they are              will not require a greater level of
required under the CBCA to submit         approval.
the change to the shareholders at
the next meeting of shareholders.              If an amendment adversely
Shareholders may confirm, reject,         alters the rights or preferences of
amend or repeal the by-law                a particular class or series of
amendment by the vote of holders          stock, that class or series must
of a majority of the votes cast by        approve the amendment as a class
shareholders present and entitled         even if the certificate of
to vote.                                  incorporation does not provide this
                                          right.  The  DGCL  also  reserves  the
                                          power to amend or repeal  the  by-laws
                                          to stockholders unless the certificate
                                          of incorporation confers such power on
                                          the board of  directors in addition to
                                          the    stockholders.    The   proposed
                                          certificate   of    incorporation   of
                                          Denbury Delaware expressly  authorizes
                                          the board of directors to adopt, amend
                                          or repeal Denbury Delaware's by-laws.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                               Dissenters' Rights

   The CBCA provides that                    Under the DGCL, shareholders have
shareholders entitled to vote on          the right to dissent from a merger
certain matters may exercise              or consolidation by demanding
dissent rights and demand payment         payment in cash for their shares
for the fair value of their               equal to the fair value of such
shares. For this purpose the CBCA         shares.  Fair value is to be
does not distinguish between              determined by agreement with the
listed and unlisted shares.               corporation or by an independent
Dissenters' rights exist when             appraiser appointed by a court in an
there is a vote upon matters such         action timely brought by the
as:                                       corporation or the dissenters and
   o  any amalgamation with               excludes any appreciation or
      another corporation (other          depreciation as a consequence, or in
      than with certain affiliated        expectation, of the transaction. The
      corporations);                      DGCL grants dissenters' appraisal
   o  an amendment to the                 rights only in the case of mergers
      corporation's articles of           or consolidations and not in the
      incorporation;                      case of a sale or transfer of assets
   o  adding, changing or removing        or a purchase of assets for stock,
      any provisions which                regardless of the number of shares
      restrict the issue, transfer        being issued. No appraisal rights
      or ownership of shares;             are available for shares listed on a
   o  a continuance under the laws        national securities exchange or
      of another jurisdiction; and        designated for trading on the NASDAQ
   o  a sale, lease or exchange of        or held of record by more than 2,000
      all or substantially all the        stockholders.  However, dissenters'
      property of the corporation         rights are available if the
      other than in the ordinary          agreement of merger or consolidation
      course of business.                 does not convert such shares into:

   However, a shareholder is not            o   stock of the surviving
entitled to dissent if an                       corporation;
amendment to the articles of                o   stock of another corporation
incorporation is effected by a                  which is listed on a national
court order approving a                         securities exchange or
reorganization or by a court order              designated for trading on the
made in connection with an action               NASDAQ or held of record by
for an oppression remedy. Under                 more than 2,000 stockholders;
the CBCA, a shareholder may seek                and
an oppression remedy for any                o   cash in lieu of fractional
corporate act or omission which is              shares or some combination of
oppressive or unfairly prejudicial              the three.
to or that unfairly disregards a
shareholder's interest.                   In addition, dissenter's rights are
                                          unavailable if the stockholders of
                                          the surviving corporation are not
                                          required to vote upon the merger.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                                Oppression Remedy

   Section 241 of the CBCA                   The DGCL does not provide for a
provides an oppression remedy.  A         similar remedy. However, the DGCL
court may make any order, both            provides a variety of legal and
interim and final, to rectify the         equitable remedies to a
matters complained of, if                 corporation's stockholders for
satisfied that:                           improper acts or omissions of a
                                          corporation, its officers and
  o   any act or omission of the          directors. Under the DGCL, only
      corporation or any of its           stockholders can bring an action
      affiliates;                         alleging a breach of fiduciary duty
  o   the conduct of its business         by the directors of a corporation.
      or the acts of its                  In order to be successful, the
      directors or affiliates have        stockholder must show that the act
      been oppressive or unfairly         or omission is not protected by the
      prejudicial to, or that             business judgment rule.  This rule
      unfairly disregards the             presumes that disinterested
      interests of, any security          directors' decisions are made in
      holder, creditor, director          good faith and in the best interests
      or officer of the                   of the corporation, absent a showing
      corporation.                        of intentional misconduct, gross
                                          negligence or a conflict of interest.

A complainant  includes a present or
former  shareholder,  officer or
director of the  corporation  or any
of its  affiliates,  or the Director
of the CBCA.

     Because of the breadth of the
conduct covered by the oppression
remedy and the wide scope of the
court's  remedial  powers,  the
oppression  remedy is very flexible.
It is frequently relied upon to
safeguard the interest of shareholders
and others with a substantial interest
in the corporation. Under the CBCA, it
is not necessary to prove that the
directors of a corporation acted in bad
faith in order to seek an oppression
remedy. It is sufficient to prove that
their actions were oppressive, unfairly prejudiced to, or unfairly disregarded the interests of, any security holder, director, officer or creditor. Although the court may order the corporation to pay the interim expenses such as legal fees of a complainant, ultimately the complainant may be held accountable for such interim costs.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                                Derivative Action

     Under the CBCA, a complainant             A derivative action may be
may apply to the court for leave          brought in Delaware by a stockholder
to bring an action in the name of         on behalf of, and for the benefit
and on behalf of a corporation or         of, the corporation. The DGCL
any of its subsidiaries, or to            provides that the person must allege
intervene in an existing action to        that he was a stockholder at the
which they are a party. Under the         time when the transaction
CBCA, in order to bring an action,        took place. A stockholder may not
a complainant must first give             sue derivatively without first
reasonable notice to the directors        demanding that the corporation bring
of the corporation of the                 suit, which demand has been refused,
intention to apply to the court.          unless it is shown that such demand
The court must be satisfied that:         would have been futile.

   o  the directors of the
      corporation will not bring,
      diligently prosecute or
      defend the action;
   o  the complainant is acting in
      good faith; and
   o  it appears that the action
      is in the interest of the
      corporation.

   Under the CBCA, the court in a
derivative action may make any
order it thinks fit, including orders
pertaining to conduct of the lawsuit
or the making of payments to former
and present shareholders and payment
of reasonable legal fees incurred by
the complainant.


                     Shareholder Consent in Lieu of Meeting

  Under the CBCA, shareholders                Under the DGCL and under
can take an action by written             Denbury Delaware's certificate
resolution and without a meeting          of incorporation, any action to be
only if all shareholders sign the         taken at a meeting of stockholders
written resolution                        may be taken without a meeting if a
                                          consent in writing is signed by the
                                          required number of shareholders.  The
                                          vote required is the same vote
                                          required at a stockholder's meeting.
                                          The corporation is required to give
                                          prompt notice of the taking of
                                          corporate action to stockholders who
                                          have not consented in writing.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                               Shareholder Quorum

    Under the CBCA and Denbury                Under the DGCL and under
Canada's charter, a quorum is             Denbury Delaware's proposed by-laws,
present at a meeting if two               a quorum for any meeting of the
shareholders are represented in           shareholders consists of 1/3 of the
person or by proxy and hold at            shares entitled to vote at a
least 5% of Denbury Canada's              meeting,  in person or by proxy.
outstanding shares.

                             Director Qualifications

   Under the CBCA, 1/3 of the                Delaware does not have comparable
directors must be  Canadian               requirements.
residents.  In addition, because
the securities of Denbury Canada
are publicly traded, it must have
at least three directors.  At
least two of the directors must
not be officers or employees of
Denbury Canada or its affiliates.

                          Fiduciary Duties of Directors

   Directors of corporations incorporated or organized under the CBCA and the DGCL have fiduciary obligations to the corporation and its shareholders. Under these fiduciary obligations, the directors must act in accordance with the legal principle of "duty of care."

     Section 122 of the CBCA                   Under the DGCL, the duty of
requires directors of a Canadian          care requires that directors act in
corporation to act honestly and in        an informed and deliberative manner
good faith with a view to the best        and prior to making a business
interests of the corporation.             decision, inform themselves of all
The duty of care requires that            material information reasonably
the directors exercise the care,          available to them. The duty of
diligence and akill that a                loyalty requires directors to act in
reasonably prudent person would           good faith, not out of
exercise in comparable                    self-interest, and in a manner which
circumstances.                            the directors reasonably believe to
                                          be in the best interest of the
                                          stockholders pursuant to the
                                          "business judgment rule."

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                    Indemnification of Officers and Directors

   Under the CBCA and pursuant to            The DGCL permits a corporation to
Denbury Canada's by-laws, it may          indemnify its present or former
indemnify present or former               directors or officers made a party
directors or officers against all         to any third party proceeding
expenses and settlement amounts or        because of their service as director
judgments arising out of actions          or officer of the corporation.
against such individuals because          Indemnification can cover expenses,
of their service as directors or          judgments, fines and settlement
officers.  In order to qualify for        amounts.  In order to qualify for
indemnification such director or          indemnification such director or
officer must:                             officer must:
  o   have acted honestly and in            o   have acted in good faith and
      good faith with a view to                 in a manner such person
      the best interest of the                  reasonably believed to be in
      Company; and                              or not opposed to the best
  o   in the case of a criminal or              interests of the corporation;
      administrative action                     and
      enforced by a monetary                o   with respect to any criminal
      penalty, have had reasonable              action or proceeding, had no
      grounds for believing that                reason to believe that such
      his or her conduct was lawful.            conduct was unlawful.

     Indemnification will be                   In a derivative action, or an
provided to an eligible director          action in the right of the
or officer who meets both these           corporation, the corporation is
tests or was entitled to such             permitted to indemnify directors and
indemnity or was substantially            officers against expenses if they
successful on the merits in the           acted in good faith and in a manner
action.                                   that they reasonably believed to be
                                          in or not opposed to the best
      A corporation may, if the           interests of the corporation.
person meets the conditions above         However, in such a case, no
and it is approved by a court,            indemnification shall be made if
also indemnify an eligible                such person is adjudged liable to
director or officer in an action          the corporation. Even if an
by or on behalf of the                    adjudication of liability occurs,
corporation.                              such person may be indemnified for
                                          expenses to the extent that the
     The officers and directors of        court in the action determines that
Denbury Canada currently have             such directors or officers are
indemnification contracts which           fairly and reasonably entitled to
survive the termination of their          indemnity.
service as officers or directors.
These contracts will continue                  The DGCL allows the corporation
after the move of domicile to             to advance expenses before the
Delaware.                                 resolution of an action if such
                                          person agrees to repay advances if
                                          they are not entitled to
                                          indemnification. The CBCA does not
                                          expressly provide for such advance
                                          payment.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                               Director Liability

   The CBCA limits or eliminates             The DGCL provides that a
the liability of directors to the         corporation's certificate of
corporation or its stockholders           incorporation may limit or eliminate
for certain malfeasance or                the liability of directors to the
nonfeasance by them. In some              corporation or its stockholders for
circumstances, if a director              monetary damages for breach of
proves that he did not know and           fiduciary duty as a director.  Such
could not have known of the               liability cannot arise from ce
rtain
unlawful act, he will not be              proscribed conduct, including:
liable. Also, certain actions to
enforce a liability imposed by the          o   acts or omissions not in good
CBCA must be brought within two                 faith;
years of the date of the act.               o   acts involving intentional
Further, a director will not be                 misconduct;
liable under certain sections of            o   acts which violate the law;
the CBCA if he relied in good               o   breach of the duty of loyalty;
faith on:                                   o   payment of unlawful dividends;
                                            o   expenditure of funds for
  o   financial statements fairly               unlawful stock purchases; or
      represented to him by an              o   redemptions or transactions
      officer or in a written                   from which such director
      report of the auditor to                  derived an improper personal
      reflect the corporation's                 benefit.
      financial condition; or
  o   a report of a lawyer,                    The proposed certificate of
      accountant, engineer,               incorporation of Denbury Delaware
      appraiser or other person           limits director liability to the
      whose profession lends              corporation or its stockholders,
      credibility to a statement          except for liability for:
      made by him.                          o   any breach of the director's
                                                duty of loyalty to the
                                                corporation or its
                                                stockholders;
                                            o   acts or omissions not in good
                                                faith or which involve
                                                intentional misconduct or a
                                                knowing violation of law;
                                            o   certain unlawful distributions
                                                by the corporation; or
                                            o   any transaction from which the
                                                director derived an improper
                                                personal benefit.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
        Anti-takeover Provisions and Interested Stockholder Transactions

     Policies of certain Canadian              Section 203 of the DGCL
securities regulatory authorities,        prohibits a "business combination"
including Policy 9.1 of the               between the corporation and an
Ontario Securities Commission             "interested stockholder" within
("Policy 9.1"), contain                   three years of the stockholder
requirements for related party            becoming an "interested
transactions. A related party             stockholder"unless certain
transaction is any transaction in         conditions are met. Denbury Delaware
which a corporation acquires or           will expressly opt out of this
transfers an asset or securities          provision.  An "interested
or liability from or to directors,        stockholder" is a person who
senior officers and holders of at         controls 15% or more of the
least 10% of the voting securities        outstanding voting stock at any time
of the corporation. Policy 9.1            within the prior three-year period.
requires:                                 A "business combination" includes a
                                          merger or consolidation, a sale of
   o  more detailed disclosures in        10% or more of the corporation's
      the proxy material                  assets or aggregate market value and
      pertaining to a related             certain transactions that would
      party transaction;                  increase the interested
   o  preparation of a formal             stockholder's proportionate
      valuation of the                    ownership in the corporation.
      transaction; and
   o  a summary of the valuation          This provision does not apply where:
      in the proxy material.              o  either the business combination
                                             or the transaction making the
Policy 9.1 also requires minority            person an interested stockholder
shareholders to approve the                  is approved by the
transaction, by either a simple              corporation's previous board of
majority or two-thirds of the                directors;
votes cast, depending upon the            o  after the transaction making the
circumstances.                               person an interested stockholder,
                                             that person owned at least 85% of
                                             the outstanding voting stock of
                                             the corporation;
                                          o  the   business    combination    is
                                             approved by a majority of the board
                                             of directors and the  disinterested
                                             shareholders  owning  two-thirds of
                                             the outstanding  shares entitled to
                                             be cast;
                                          o  the  corporation  is  not a  public
                                             company by virtue of certain  stock
                                             exchange  listings or  inter-dealer
                                             quotations  and has less than 2,000
                                             stockholders
                                          o  the corporation has opted out of
                                             Section 203.

               CANADA                                    DELAWARE
-----------------------------------     ----------------------------------------
                           Access to Corporate Records

     Under the CBCA, you, other                 Under the DGCL, any
shareholders and the creditors of         shareholder of a corporation, their
a corporation, their agents or            agents or legal representatives may
legal representatives as well as          make a written demand to examine the
the Director under the CBCA may           records of that corporation.  Such a
examine:                                  demand to examine the corporation's
                                          records must have a proper purpose,
  o  the articles of                      be sworn under oath, and directed to
     incorporation, by-laws,              that corporation at its principal
     unanimous shareholder                place of business or its registered
     agreements of Denbury Canada;        office in Delaware.  A proper
  o  the minutes and resolutions          purpose is one that is reasonably
     of shareholders;                     related to that shareholder's
  o  all notices pertaining               interest in the corporation as a
     to the term of office,               shareholder.  The certificate of
     election of, or change of            incorporation of a Delaware
     directors of Denbury                 corporation may also provide these
     Canada; and                          examination powers to holders of the
  o  the securities register of           corporation's debt securities. The
     Denbury Canada free of charge        proposed certificate of
     during normal business hours.        incorporation of Denbury Delaware
     Denbury Canada free of charge        will contain such a provision.

     Since Denbury Canada is public,
any person may examine the
aforementioned records for a
reasonable  fee. All  shareholders
of Denbury Canada may request a
copy of the articles of incorporation,
by-laws, unanimous shareholder
agreements of that corporation free
of charge.

Dissenting Shareholders' Rights

     Section 190 of the CBCA is reprinted in its entirety as Exhibit B to this document. Shareholders may dissent from the proposal to move the Company's corporate domicile. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 190 OF THE CBCA.

     If you wish to dissent and do so in compliance with Section 190, you will be entitled to be paid the fair value of the shares you hold. Fair value is determined as of the day before the move is approved by shareholders and excludes the investment of $100 million by TPG.

     If you wish to dissent, you must send the Company written objection to the move before the Special Meeting. If you vote in favor of the move, you lose your rights to dissent. If you abstain or vote against the move, you preserve your dissent rights. If is not sufficient to vote against the move or abstain. You must also provide a separate dissent notice. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the move in order to prevent the proxy holder from voting such shares in favor of the move and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

     We are required to notify each shareholder who has filed a Dissent Notice that the move has been approved. This must be sent within 10 days after shareholders approve the move. The Company will not send a notice to any shareholder who voted to approve the move or who has withdrawn their notice.

     Within 20 days after receiving the above notice from the Company (or, if you do not receive such notice within 20 days after learning that the move has been approved), you must send to the Company a payment demand containing:

     o your name and address;

     o the number of shares you own; and

     o a demand for payment of the fair value of such shares.

     Within 30 days after sending a payment demand, you must send to the Company's transfer agent (Secretary of Denbury Resources Inc., c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 7th Avenue S.W., Calgary, Alberta T2P 2Z1) the certificates representing your shares. If you fail to send to the Company a dissent notice, a payment demand and the share certificates within the appropriate time frame, you forfeit your right to dissent and to be paid the fair value of your shares. The Company's transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

     Once you send a payment demand to the Company, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your shares. If you withdraw your payment demand before the Company makes an offer to you, if the Company fails to make an offer to you, you withdraw your payment demand, or if the continuance does not proceed, then your rights as a shareholder are reinstated.

     Within seven days of the closing of the move or the date the Company receives your payment demand, it must send you a written offer to pay for your shares. This offer must include a written offer to pay you an amount considered by the board of directors to be the fair value of your shares. The offer must include a statement showing the manner used to calculate the fair value. Every offer to pay must be on the same terms. The Company must pay you for your shares within 10 days after you accept its offer. Any such offer lapses if the Company does not receive your acceptance within 30 days after the offer to pay has been made.

     If the Company fails to make an offer to pay for your shares, or if you fail to accept the offer within 50 days after the date of the move, the Company may apply to a court to fix a fair value for your shares. If the Company fails to apply to a court, you may apply to a court for the same purpose within a further period of 20 days. You are not required to give security for costs in such a case.

     All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. The Company is required to notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from the Company. The final order of a court will be rendered against the Company for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder.

     THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. For a general summary of certain income tax implications to a dissenting shareholder, see "Move the Corporate Domicile-Material Canadian Federal Income Tax Consequences of the Move of Corporate Domicile and Merger--Taxation of Dissenting Shareholders" and "-Shareholders Not Resident in Canada-Dissenting Shareholders" and "Moving the Corporate Domicile of the Company--Material United States Federal Income Tax Consequences to Shareholders of the Move of Corporate Domicile and Merger".

                  GRANTING THE BOARD OF DIRECTORS AUTHORITY TO
                    ABANDON OR POSTPONE THE MOVE OF DOMICILE

     The second proposal asks shareholders to grant authority to the board of directors to postpone or abandon the move, even if approved by the shareholders, if the board later determines such a move or the timing of it would not be in the Company's best interests. Although it is difficult to foresee all possibilities or reasons to postpone or abandon the move, the following situations are the two most likely reasons why the board could possibly take such action:

     o if it appeared that there would be adverse tax consequences to the Company because of a significant increase in the market value of the Company between the date of this document and the date of the move; or

     o if a significant number of shareholders exercise their dissenters' rights and request payment for the fair value of their shares. If the board determines that the cost to repurchase these shares exceeds the perceived value of the continuance, then the board may use its discretion to abandon the move.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                              SALE OF SHARES TO TPG

     The third proposal asks you to approve the sale of 18,552,876 common shares to TPG, the Company's largest shareholder, for $100 million, or $5.39 per share. If shareholders approve the sale to TPG, it will take place whether or not the move does.

     REASONS FOR SEEKING SHAREHOLDER APPROVAL. The NYSE and the TSE require shareholders to approve substantial sales of shares to a significant shareholder. The NYSE also requires that holders of at least 50% of the outstanding shares vote on the proposed sale. TPG's shares will be included to determine whether 50% have voted, but a majority of the votes cast by shareholders, other than TPG and its affiliates, must approve this proposal.

     BACKGROUND OF THE TRANSACTION AND TPG'S INTEREST IN THE COMPANY. David Bonderman, James G. Coulter and William S. Price, III founded the Texas Pacific Group in 1992 to pursue public and private investment opportunities. The principals of TPG manage TPG Partners, L.P., TPG Parallel I, L.P, and TPG Partners II, L.P., the buyer of the shares discussed here, plus other investment funds. TPG Partners, L.P. and TPG Parallel I, L.P. currently own 7,931,048 and 790,390 common shares of the Company, respectively. TPG's other investments include such branded consumer product companies such as Beringer Wine Estates Holdings, Inc., Ducati Motors, S.p.A., Favorite Brands International, Inc. and J. Crew Group, Inc.

     TPG first invested $40.0 million in the Company in December 1995 to purchase common shares, Convertible First Preferred Shares and warrants. In October 1996 at the time of our public offering of 4,940,000 common shares, TPG purchased 800,000 shares for approximately $9.6 million directly from the Company at the same price that shares were offered to the public less underwriting discounts ($12.035 per share). In February 1998, TPG purchased 313,400 shares for $5.0 million ($15.955 per share) at the time of the Company's public offering of 4,240,780 common shares, again at the public offering price less underwriting discounts. As of December 31, 1998, TPG owned approximately 32% of the Company's issued and outstanding common shares.

     EXISTING AGREEMENT WITH TPG. Under a December 1995 agreement signed when TPG made their first investment in the Company, TPG is entitled to nominate three of the seven board members, who have been Messrs. Stanton, Price and Bonderman since late 1995. As part of the same agreement, the Company is entitled to nominate three board members and Mr. Greene, Chairman of the board, is nominated by both parties. Both TPG and the Company agreed to use their best efforts to elect these seven nominees. Additionally, as part of TPG's original purchase in 1995, the Company amended its charter so that the following actions require approval by 2/3 of the directors:

     o  an acquisition with a purchase price in excess of 20% of our assets;

     o  a change in the number of directors of the Company;

     o  amendment to the certificate of incorporation or by-laws;

     o any issuance of equity securities or securities convertible into equity securities other than under our stock option or employee benefit plans;

     o  creation of any series of preferred stock;

     o  issuance of debt securities in excess of 10% of our assets; and

     o borrowings other than under existing credit lines or certain increases in those credit lines.

Because three of our seven directors are affiliates of TPG, at least one of the TPG affiliated directors must approve the actions listed above. This approval requirement will continue to exist after the move.

     TPG'S INTENTIONS AFTER THE SALE. TPG intends to review continuously the equity positions of its affiliates in the Company. Depending upon future evaluations of the business prospects of the Company and upon other developments, including general economic and business conditions and money market and stock market conditions, TPG or its affiliates may determine to increase or decrease the equity interest in the Company by acquiring additional common shares or other securities convertible into common shares or by disposing of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on its ability to do so. TPG has no current intention to cause any of its affiliates to increase their ownership of the Company's outstanding common shares other than through the current TPG purchase.

     PURPOSE OF THE SALE OF SHARES. The primary purpose of the TPG stock sale is to raise funds for acquisitions. At this time traditional financing for the oil and gas industry is generally unavailable because of the downturn in the U.S. equity and debt markets during the summer of 1998, along with decreases in the oil and gas prices. The purchase prices for oil and gas properties have decreased because of these factors. This increases the likelihood of making attractive acquisitions. We perceive it to be an attractive time to make acquisitions, especially if we have additional equity to buy properties. With our current debt levels, it is doubtful that we could make any meaningful acquisitions without this additional equity. This stock sale also improves our debt ratios.

     We will initially use the estimated $98.5 million net proceeds of the sale to reduce our outstanding debt, although we ultimately plan to use these funds primarily for acquisitions. Because of the low oil and gas prices and the reduced cash flows, we have scaled back our capital expenditures. Accordingly, we do not plan to use any significant portion of these funds for development or exploration activities. See also "Use of Proceeds."

     ALTERNATIVES CONSIDERED. A private sale of equity to TPG was the initial alternative considered due to TPG's familiarity with the Company, TPG's substantial current ownership in the Company, their interest in increasing their investment in the Company and the difficulty of finding another party that could make such a substantial single investment on a timely basis. Because of TPG's affiliation with the Company, the board of directors created a Special Transactions Committee (see "Conflicts of Interest and Creation of the Special Transactions Committee" below) to negotiate with TPG. During the course of negotiations with TPG, the Committee considered several other alternatives:

     o The first was the sale of non-voting common stock to TPG. TPG responded that it would expect to purchase such non-voting shares at a discount from the price paid for voting shares. The Committee determined that it would not benefit us to forego any premium in order to sell TPG non-voting stock since TPG already nominates three of seven board members and is our largest shareholder.

     o The Committee also considered seeking out other private investors with the goal of obtaining a higher price. However, the Committee was not confident that a better price could be obtained from another party. TPG was already paying a 41% premium over market price at the time of pricing. The attractiveness to another investor of making a substantial purchase would be substantially reduced by TPG's existing significant ownership interest in the Company. The search for an interested third party would only result in delays. Since we already are receiving a premium over market price from TPG, a third party offer might not be as attractive.

     o The Committee also considered the alternative of a rights offering to existing shareholders. However, rights offerings are typically sold at a discount to current market. If stock were to be offered at a premium in a rights offering, few if any shareholders other than TPG, would be likely to acquire additional shares. Thus, in a rights offering TPG might be able to acquire control with a smaller premium than being paid in this private placement.

     BENEFITS TO TPG OF THE SALE. The effect of selling the shares to TPG and its main benefit to TPG will be to give TPG control of the Company. The sale will increase TPG's ownership of the Company's issued and outstanding common shares from approximately 32% to approximately 60% . Currently, we do not expect this transaction to result in any changes to our board, management or operations. After the consummation/sale, TPG will have adequate voting power to sell the Company if it wishes to do so on terms, and at a time, which it determines.

     As part of the terms of the stock purchase, the Certificate of Incorporation of the Company (if its legal domicile is moved to Delaware), will opt out of the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits an interested shareholder, such as TPG, from engaging in a "business combination" with a company for three years unless approved by the holders of 2/3 of the Company's issued and outstanding common shares. A "business combination" includes a merger, sale of substantially all of a company's assets or sale of its shares to an interested shareholder such as TPG.

     CONFLICTS OF INTEREST AND CREATION OF THE SPECIAL TRANSACTIONS COMMITTEE. The sale of shares to TPG is subject to a number of conflicts of interest:

     o  TPG is our largest shareholder;

     o Three of the officers and directors of TPG's controlling entity are members of our board;

     o TPG has the right to maintain its pro rata interest in our outstanding common shares. If any additional equity is issued by the Company, TPG may purchase enough additional shares on the same terms to maintain its percentage ownership of common shares of the Company. This right has been waived by TPG in each sale of equity securities since 1995.

     Therefore, the Board of Directors of the Company created a Special Transactions Committee. None of the members of the Special Transactions Committee were members of management or were affiliated in any way with TPG. Mr. Greene, the Chairman of the board and the Chairman of the Committee, and Messrs. Wettstein and Matthews are members of the Committee.

     NEGOTIATION OF TPG PURCHASE PRICE. The Committee negotiated the price with TPG taking into account discussions with management and certain financial information prepared by CSFB, our financial advisor. Negotiations were concluded on December 1, 1998.

     FACTORS CONSIDERED BY THE SPECIAL TRANSACTIONS COMMITTEE. The factors considered by the Committee in negotiating the sale of shares to TPG and in recommending that shareholders approve the transaction are:

     o The $5.39 per share price represents a 41% premium over the closing market price for our common shares on December 1, 1998 and was the midpoint of a November 24, 1998 preliminary financial analysis of our per share value prepared by CSFB (the estimated equity reference ranges in the financial analyses prepared in connection with CSFB's December 16, 1998 opinion were approximately $0.39 per share lower than those in CSFB's preliminary financial analyses, primarily due to decreases in oil prices in the interim period). As of the date of this document, the $5.39 per share price was _____% [higher/lower] than the closing market price for the common shares on the NYSE.

     o The $100 million provides us with substantial funds to make acquisitions at a time when attractive opportunities may be available to us if we have sufficient capital. If we make successful acquisitions, we can continue to grow.

     o CSFB has provided the board with an opinion (attached to this document as Exhibit A) regarding the fairness, from a financial point of view, to the Company of the consideration to be received by the Company for the common shares to be sold to TPG.

     o The Committee considered other alternatives discussed below. Because of TPG's current interest in the Company, it is unlikely that another entity would be willing to pay a premium over market price substantially higher than the price TPG is willing to pay.

     FAIRNESS OF THE TRANSACTION. The Committee believes that TPG is paying a fair price for the shares given the substantial premium being paid over the market price at the time of pricing and given the large number of common shares being purchased. The transaction must also be approved by a majority of disinterested shareholders. In addition, CSFB has provided the board of directors a written opinion dated December 16, 1998 as to the fairness, from a financial point of view to the Company of the consideration to be received from TPG.

     THE STOCK PURCHASE AGREEMENT. On December 16, 1998 the Company and an affiliate of TPG entered into a Stock Purchase Agreement specifying the terms of TPG's $100 million purchase of 18,552,876 newly-issued common shares, which is a purchase price of $5.39 per common share. If the move of corporate domicile is approved by our shareholders, the shares will be purchased from Denbury Delaware rather than Denbury Canada. Several conditions must be met before the sale can be closed:

     o  a majority of the non-TPG shareholders voting must approve the sale;

     o  the TSE must approve the purchase price;

     o the Company must amend its existing bank credit agreement on terms acceptable to the Company, TPG and the bank;

     o the Company and TPG must sign the registration rights agreement covering all of TPG's shares, the terms of which have already been negotiated by the Company and TPG;

     o no "material adverse effect" (as defined below) shall have occurred prior to the closing; and

     o  certain other conditions in the agreement must be satisfied.

     As used in the agreement, a "material adverse effect" means a material adverse effect on the financial condition, results of operations, business or assets of the Company. However this does not include:

     o  an adverse effect on the Company's financial statements;
     o non-cash writedowns in the book value of the Company's oil and gas properties;
     o  a decline in the Company's reserve quantities or value;
     o  a decline in the Company's production volumes; or
     o a decrease in the borrowing base under the Company's bank credit facility,

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



     IF THESE THINGS RESULT PRIMARILY AND DIRECTLY FROM:

     o prevailing oil prices or prevailing natural gas prices provided that the weighted average price realized by the Company over any 28 consecutive day period between December 16, 1998 and the closing does not fall below 80% of the per barrel or per Mcf price realized by the Company for the week commencing December 6, 1998, or

     o a decrease in the Company's production, provided that the average daily production on a BOE basis during any 28 consecutive day period between December 16, 1998 and the closing does not fall to a level below 13,000 BOE per day.

     Under the agreement, the Company has agreed not to pursue any acquisitions, mergers or consolidations with any third parties and to pay TPG a break-up fee of $3.0 million if any such transaction is agreed upon. TPG may terminate the agreement if the stock sale is not approved at the shareholders meeting, if the transaction is not consummated before the earlier of June 16, 1999 or the expiration of the approval of the purchase price by the TSE. TPG is entitled to a $1.0 million fee if any such termination takes place. This fee will be included in the $3.0 million described above if that is also payable.

     The Company has agreed to indemnify TPG and its affiliates for any losses incurred by them as a result of the Company's breach of any representation, warranty, agreement or covenant made by it in the Stock Purchase Agreement or the TPG Registration Rights Agreement or in any certificate delivered by the Company pursuant thereto or any claim by a third party relating to the TPG purchase transaction, except for losses resulting from such a claim that is finally judicially determined to have resulted primarily from the conduct of TPG and its affiliates. TPG has agreed to indemnify the Company and its representatives for any losses incurred by them as a result of TPG's breach of any representation, warranty, agreement or covenant made by TPG in the Stock Purchase Agreement or the TPG Registration Rights Agreement or in any certificate delivered by TPG pursuant thereto.

     THE REGISTRATION RIGHTS AGREEMENT. The new registration rights agreement covers the shares proposed to be sold to TPG, plus the shares currently owned by TPG (a total of 27,274,314 shares). The agreement will provide TPG certain"piggyback" registration rights and also gives TPG the right to cause the Company to file up to four demand registrations, including one shelf registration. These demand rights expire on the sixth anniversary of the closing and are subject to customary exceptions and black-out periods. The Company will bear the expenses of each "piggyback" registration and the expenses of three of the four demand registrations. Under this agreement, the Company cannot grant any registration rights more favorable than those granted to TPG to any other person. The Company also will indemnify TPG for certain items with regard to the registration statements. Although TPG has had demand and "piggyback" registration rights since December 1995, those rights have not been exercised to date.

     LIQUIDITY OPINION. In addition, the Company will receive an opinion (the "Liquidity Opinion") from Griffiths McBurney & Partners, Calgary, Alberta, Canada, an independent registered dealer, that the market for our common shares is liquid and will not be materially less liquid following the purchase by TPG. The TSE has delivered a letter to the Ontario and Quebec Securities Commissions indicating the concurrence of the TSE with the Liquidity Opinion. A copy of the Liquidity Opinion is attached to this document as Exhibit F.

     NO DISSENTERS' RIGHTS IN TPG TRANSACTION. Shareholders will have no dissenters' rights as to the proposed sale of shares to TPG. However, dissenters' rights are available to shareholders in connection with the proposal to move the domicile from Canada to the United States as a Delaware corporation.

     EXPENSES OF THE TRANSACTION. The expenses of the TPG purchase transaction, estimated to be $1.5 million, are to be paid by the Company, and include the fee due to CSFB and legal, accounting, filing fee, printing and proxy solicitation expenses. Proxy solicitation expenses and the related legal, accounting, filing fees and printing costs are related not only to shareholder approval of the sale of shares to TPG, but also to the other matters submitted to shareholders for approval. A substantial portion of those expenses relate to the proposed move from Canada to Delaware.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED SALE OF SHARES TO TPG. This sale will provide needed equity capital at a time when other capital sources are unavailable, which will enable us to grow if we can find favorable acquisitions.

OPINION OF CSFB

     CSFB was retained by the Company to render an opinion as to the fairness from a financial point of view to the Company of the consideration to be received by the Company in the TPG purchase transaction. CSFB was selected by the Company based on CSFB's experience and expertise. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CSFB rendered to the board a written opinion dated December 16, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the Company pursuant to the TPG purchase transaction was fair to the Company from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE BOARD, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT A TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS ADDRESSED TO THE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE TPG PURCHASE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TPG PURCHASE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO MATTERS RELATING TO THE TPG PURCHASE TRANSACTION. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB reviewed the Stock Purchase Agreement dated December 16, 1998 between the Company and an affiliate of TPG and certain publicly available business and financial information relating to the Company. CSFB also reviewed certain other information relating to the Company, including financial forecasts and reserve reports, provided to or discussed with CSFB by the Company, and met with the management of the Company to discuss the business and prospects of the Company. CSFB also considered certain financial and stock market data of the Company, and compared those data with similar data for other publicly held companies in businesses similar to the Company and considered, to the extent publicly available, the financial terms of certain other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant. CSFB's opinion was rendered during a period of volatility in the financial and commodity markets and was necessarily subject to the absence of further material developments in financial, economic and market conditions from those prevailing on the date of such opinion.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to its future financial performance. CSFB also assumed, with the Company's consent, that the reserve reports reviewed by CSFB were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of the Company. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the Company's assets or liabilities (contingent or otherwise), nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to the actual value of the Company's common shares when issued pursuant to the TPG purchase transaction or the prices at which the Company's common shares will trade subsequent to the TPG purchase transaction. In connection with its engagement, CSFB was not requested to, and did not, participate in the negotiation and structuring of the TPG purchase transaction, nor was CSFB requested to, and CSFB did not, solicit third party indications of interest in acquiring all or any part of the Company. Although CSFB evaluated the consideration to be received by the Company in the TPG purchase transaction from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the TPG purchase transaction, which consideration was determined through negotiations between the Company and TPG. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     In preparing its opinion to the board, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to the Company, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the proposed TPG purchase transaction, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the board in its evaluation of the proposed TPG purchase transaction and should not be viewed as determinative of the views of the Company's board or management with respect to the TPG purchase transaction or the consideration payable in the TPG purchase transaction.

     The following is a summary of the material analyses performed by CSFB in connection with its opinion dated December 16, 1998:

     DISCOUNTED CASH FLOW ANALYSIS. Based on certain financial forecasts provided by Company management and certain sensitivities to such forecasts, CSFB estimated the present value of the Company's forecasted streams of unlevered free cash flows using discount rates ranging from 10.0% to 12.0%. These unlevered free cash flows were developed based on certain operating and financial assumptions, estimates and other information and certain sensitivities to such estimates regarding the Company's business, including estimated commodity prices, production, operating costs and related capital expenditures which were discussed with Company management. This analysis indicated an implied enterprise reference range for the Company of approximately $310 million to $380 million.

     SELECTED COMPANIES ANALYSIS. CSFB compared certain publicly available financial, operating and stock market data of the Company to corresponding data of selected publicly traded companies in the oil and gas exploration and production industry. Such companies included Belco Oil & Gas Corporation, Coho Energy, Inc., Comstock Resources, Inc., Cross Timbers Oil Company, Forest Oil Corporation, HS Resources, Inc., Patina Oil & Gas Corporation, Stone Energy Corporation, Vintage Petroleum, Inc., and The Wiser Oil Company (collectively, the "Selected Companies"). All multiples were based on closing stock prices as of December 15, 1998. Applying a range of selected multiples for the Selected Companies of (i) enterprise value (equity value plus debt minus cash) to estimated 1998 and 1999 earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX") of 6.5x to 7.5x and 5.0x to 6.0x, respectively, (ii) enterprise value to 1997 proved reserves of oil and gas equivalent barrels ("BOE") of $4.50 to $5.50 per BOE, and (iii) enterprise value to 1997 after-tax Standardized Measure of Discounted Future Net Cash Flows (as defined by the SEC) of 0.9x to 1.1x to corresponding financial data of the Company indicated an implied enterprise reference range for the Company of approximately $280 million to $340 million.

     SELECTED TRANSACTIONS ANALYSIS. Using publicly available and other information, CSFB analyzed the purchase prices and implied transaction multiples paid in selected recent transactions in the oil and gas exploration and production industry. All multiples were based on financial information available at the time of the transaction. Included in the transactions reviewed by CSFB with respect to the Company's Mississippi properties were the investment in Coho Energy, Inc. by Hicks, Muse, Tate & Furst Inc., the Company's acquisition of certain properties of Chevron Corporation, the acquisition by an undisclosed acquirer of certain properties from Murphy Oil Corporation, the Company's acquisition of certain properties of Amerada Hess Corporation, and the acquisition by Howell Corporation of certain properties of Norcen Energy Resources Ltd. (the "Mississippi Selected Transactions"). Included in the transactions reviewed by CSFB with respect to the Company's Louisiana properties were the acquisition by Swift Energy Company of certain properties of Sonat Inc., the merger of McMoRan Oil & Gas Company and Freeport-McMoRan Sulphur Inc., the acquisition by The Meridian Resource Corporation of certain properties of Shell Oil Company, the acquisition by Cross Timbers Oil Company of certain properties of EEX Corporation, the acquisition by Forest Oil Corporation of certain properties of LLOG Exploration Company, the merger of Texoil, Inc. and Cliffwood Oil & Gas Corporation, the acquisition by Comstock Resources, Inc. of certain properties of Bois d'Arc Resources, the acquisition by Equitable Resources, Inc. of certain properties of Chevron Corporation, the acquisition by Rio Grande, Inc. of certain properties of Bechtel Energy, the acquisition by Norcen Energy Resources Ltd. of certain properties of Flores & Rucks, Inc., the acquisition by Canadian Occidental Petroleum Ltd. of certain properties of Shell Oil Company, the acquisition by American Exploration Company of certain properties of Zilkha Energy Company, the acquisition by Flores & Rucks, Inc. of certain properties of Mobil Corporation, and the acquisition by Newscope Resources Ltd. (now the Company) of certain properties of an undisclosed seller (the "Louisiana Selected Transactions" and, together with the Mississippi Selected Transactions, the "Selected Transactions"). Applying a range of selected multiples for the Selected Transactions of (i) enterprise value to proved reserves of $5.00 to $6.00 per BOE for the Company's total proved reserves, (ii) enterprise value to proved reserves of $4.75 to $5.75 per BOE for the Company's Mississippi proved reserves, and (iii) enterprise value to proved reserves of $6.00 to $7.00 per BOE for the Company's Louisiana proved reserves to the corresponding reserve data of the Company indicated an implied enterprise reference range for the Company of approximately $325 million to $390 million.

     AGGREGATE REFERENCE RANGES. On the basis of the valuation methodologies employed in the analyses described above, CSFB derived aggregate enterprise and equity reference ranges for the Company of approximately $310 million to $380 million and $99 million to $169 million, respectively, or approximately $3.70 to $6.31 per diluted common share.

     OTHER FACTORS. In preparing its opinion, CSFB performed certain other analyses and considered certain other information and data, including, among other things, (i) the potential pro forma effect of the TPG purchase transaction on the Company's estimated 1999 net income and cash flow; (ii) certain latest 12 months pro forma credit statistics for the Company resulting from the TPG purchase transaction, including EBITDAX to interest expense, earnings before interest and taxes to interest expense, cash flow from operations to net debt and net debt to net book capitalization; (iii) the trading characteristics of the Company's common shares; (iv) the share price premiums paid in certain oil and gas exploration and production transactions; and (v) the comparative trading characteristics for the Company and certain other oil and gas exploration and production companies relative to certain estimates of net asset value.

     MISCELLANEOUS. Under the terms of CSFB's engagement, CSFB will receive a fee for its services in connection with the delivery of its opinion. We also have agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities under the federal securities laws, arising out of CSFB's engagement.

     In the past, CSFB has provided financial services to TPG and certain of its affiliates unrelated to the proposed TPG purchase transaction, and for those services has received compensation. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of the Company for their own accounts and for the accounts of customers and, thus, may at any time hold long or short positions in such securities.

USE OF PROCEEDS

     The net proceeds to the Company from the TPG purchase transaction are estimated to be approximately $98.5 million. We intend to use the net proceeds to reduce outstanding borrowings under our bank credit facility. The undrawn balance under the credit facility will then be available for capital

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



expenditures and general corporate purposes, although our primary use of these funds will be for acquisitions of additional oil and natural gas properties. As of December 31, 1998, the credit facility had an outstanding balance of $100 million and an average interest rate of 6.8% per annum.

CAPITALIZATION

     The following table sets forth as of September 30, 1998 (i) the actual capitalization of the Company, and (ii) the capitalization of the Company as adjusted to give effect to the TPG purchase transaction and the use of the net proceeds from that sale to reduce bank debt and increase the cash balance. See also "Use of Proceeds."

                                                       As of September 30, 1998
                                                       -----------------------
                                                                       As
                                                                    Adjusted
                                                                     for the
                                                        Company        TPG
                                                       Historical   Purchase
                                                       ----------   ---------
                                                           (in thousands)
Cash and cash equivalents............................. $    4,250   $  12,750
                                                       ==========   =========
Short-term debt:
      Credit Facility................................. $       -    $      -
                                                       ----------   ---------
Long-term debt:
      Credit Facility.................................     90,000          -
      9% Senior Subordinated Notes Due 2008...........    125,000     125,000
                                                       ----------   ---------
         Total long-term debt.........................    215,000     125,000
                                                       ----------   ---------
Shareholders' equity (a):
   Common shares, no par value; unlimited shares
      authorized; 26,801,680 outstanding;
      45,354,556 outstanding as adjusted for
      the TPG Purchase................................    227,796      326,296
   Accumulated deficit................................    (97,958)     (97,958)
                                                       ----------   ----------
      Total shareholders' equity......................    129,838      228,338
                                                       ----------   ----------
          Total capitalization........................ $  344,838   $  353,338
                                                       ==========   ==========
---------------

(a) Excludes 1,890,689 outstanding stock options as of September 30, 1998 exercisable at various prices ranging from $5.55 to $22.24 per share with a weighted average price of approximately $13.00 (of which 387,063 were currently exercisable), and 75,000 common shares reserved for issuance upon exercise of common share purchase warrants.

                       INCREASE OF AUTHORIZED SHARES UNDER
                          EMPLOYEE STOCK PURCHASE PLAN

     The fourth proposal to be voted on is amending our Employee Stock Purchase Plan. If approved, the stock purchase plan will be amended by increasing the maximum number of common shares under the plan from 250,000 shares to 750,000 shares. As of December 30, 1998, only 64,858 common shares were available for purchase under the plan. The number of shares issued each quarter has steadily increased due to the addition of several employees since the stock purchase plan was adopted in 1996 and the recent decline in our stock price. The shares to be issued on December 31, 1998 exceeded the shares available in the plan by 22,524. As such, the shares purchased by the employees as of December 31 will not be issued until after shareholder approval.

     THE BOARD BELIEVES THAT THE STOCK PURCHASE PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                       INCREASE OF AUTHORIZED SHARES UNDER
                                STOCK OPTION PLAN

     The fifth proposal to be voted upon is amending our Stock Option Plan. This was increased to 2,000,000 shares in 1997 and further increased to 2,648,000 shares in May, 1998. The board further amended the stock option plan on December 1, 1998 to increase the total number of shares reserved for future issuance to 4,535,000, subject to shareholder and regulatory approval. Since the disclosures made in the 1998 Information Circular - Proxy Statement as of February 28, 1998, the following activity in the stock option plan has taken place:

                            Actual Stock   Stock Options   Reserved for
                              Options      Available for      Future
                            Outstanding    Future Grants     Issuance
                           --------------  -------------  --------------

Balance February 28, 1998       1,976,378        671,622       2,648,000
     Granted (1)                1,682,925     (1,682,925)              -
     Exercised                   (128,756)             -        (128,756)
     Canceled                     (12,028)        12,028               -
     Authorized increases               -      2,015,756       2,015,756
                           --------------  -------------  --------------

Balance January 15, 1999 (2)    3,518,519      1,016,481       4,535,000
                           ==============  =============  ==============
Percent of common shares
     outstanding
        January 15, 1999 (2)         7.8%           2.2%           10.0%
                           ==============  =============  ==============

     Since August 9, 1995, the effective date of the Plan, the following activity has taken place:

                             Actual Stock   Stock Options   Reserved for
                              Options      Available for      Future
                            Outstanding    Future Grants     Issuance
                           --------------  -------------  --------------
Balance August 9, 1995            614,425        435,575       1,050,000
     Granted (1)                3,566,709     (3,566,709)              -
     Exercised                   (610,587)             -        (610,587)
     Canceled                     (52,028)        52,028               -
     Authorized increases               -      4,095,587       4,095,587
                           --------------  -------------  --------------

Balance January 15, 1999 (2)    3,518,519      1,016,481       4,535,000
                           ==============  =============  ==============
Percent of common shares
     outstanding
        January 15, 1999 (2)         7.8%           2.2%           10.0%
                           ==============  =============  ==============
---------------

(1) Includes 1,627,988 grants made on January 4, 1999, subject to shareholder approval.
(2) Balance outstanding January 15, 1999 as adjusted for the proposed sale of common stock to TPG.

     Since the last annual meeting held in May 1998, the board of directors authorized a 2,015,756 share increase subject to shareholder and regulatory approval. The board of directors also authorized a grant of

1,627,988 stock options made to all Company employees on January 4, 1999, in accordance with the terms of the plan. These board authorized grants were meant to provide a similar level of compensation to the employees as the employees received in prior years and are an integral part of our overall compensation plan. These options will be subject to shareholder and regulatory approval. If this amendment to the stock option plan is approved, the stock options available for future grants under the plan will be 1,016,481 common shares, and the maximum number of common shares reserved for future issuance under the plan will be 4,535,000 common shares, or approximately 2.2% and 10%, respectively, of the issued and outstanding common shares as at January 15, 1999, as adjusted for the proposed sale of 18,552,876 common shares to TPG. The board of directors approved this increase to ensure that there will be sufficient stock options available for option grants made on January 4, 1999 and for additional option grants which may be approved during fiscal 1999 or beyond. Pursuant to TSE regulations, this increase in the common shares reserved for issuance under the plan must be approved by the shareholders. Accordingly, at the special meeting an Ordinary Resolution to approve the amendment to our Stock Option Plan will be presented which increases the Common Share Maximum, as defined in the plan, by 2,015,756 common shares.

     This resolution must be approved by a simple majority of votes cast by shareholders who vote in person or by proxy at the meeting in respect of the above resolution.

     WE BELIEVE THAT THE STOCK OPTION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION STRATEGY. THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS AMENDMENT.

                                   MANAGEMENT

     The names of our directors and officers, their ages and the offices held by them are set forth below. Each officer and director holds office for one year or until his death, resignation or removal or until his successor is duly elected and qualified. The officers set forth below hold the same position in both the Company and DMI, unless otherwise noted.

            Name                 Age                  Position(s)
-----------------------------   ------   -------------------------------------
Ronald G. Greene (a)(b)(c)(d)     50     Chairman of the Board of the Company
David Bonderman..............     56     Director of the Company
Wilmot L. Matthews (a).......     62     Director of the Company
William S. Price, III
(b)(c)(d)....................     42     Director of the Company
David M. Stanton.............     36     Director of the Company
Wieland F. Wettstein (a).....     49     Director of the Company
Gareth Roberts...............     46     President, Chief Executive Officer
                                         and Director
Phil Rykhoek.................     42     Chief Financial Officer and
                                         Secretary and Director of DMI
Mark A. Worthey..............     40     Vice President, Operations and
                                         Director of DMI
Bobby J. Bishop..............     38     Controller and Chief Accounting
                                         Officer
Ron Gramling.................     53     President of DMI marketing subsidiary
Lynda Perrard................     55     Vice President, Land of DMI

(a)  Member of the Audit Committee.
(b)  Member of the Compensation Committee.
(c)  Member of the Stock Option Plan Committee.
(d)  Member of the Stock Purchase Plan Committee.

Ronald G. Greene is the Chairman of the board and a director of the Company, positions he has held since 1995. Mr. Greene is the founder and Chairman of the Board of Renaissance Energy Ltd. and was Chief Executive Officer of Renaissance from its inception in 1974 until May 1990. He is also the sole shareholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also serves on the board of directors of a private Western Canadian airline.

David Bonderman has been a director of the Company since 1996. Mr. Bonderman is a co-founder and partner of TPG. Before forming TPG in 1992, Mr. Bonderman was the Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.), joining them in 1983. Keystone, Inc. is the personal investment vehicle of Fort Worth, Texas-based investor Robert M. Bass. Mr. Bonderman serves on the boards of AerFi Group plc; Bell & Howell Company, Carr Realty Corporation; Continental Airlines; Inc.; Ducati Motors S.P.A.; National Education Corporation; Ryanair, Limited; Virgin Cinemas, Limited; and Washington Mutual, Inc.

Wilmot L. Matthews was first elected as director of the Company on December 9, 1997. Mr. Matthews, a Chartered Accountant, has been involved in all aspects of investment banking by serving in various positions with Nesbitt Burns Inc. and its predecessor companies from 1964 until his retirement in September 1996, most recently as Vice Chairman and Director. Mr. Matthews is currently President of Marjad Inc., a personal investment company, and also serves on the board of directors of Renaissance Energy Ltd. and several private companies.

William S. Price, III has been a director of the Company since 1995. Mr. Price is a founding partner of TPG. Before forming TPG in 1992, Mr. Price was Vice-President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of AerFi Group plc, Belden & Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Del Monte Foods Company, Favorite Brands International, Inc., Vivra Specialty Partners, Inc. and Zilog, Inc.

David M. Stanton has been a director of the Company since 1995. Mr. Stanton is a partner of TPG. From 1991 until he joined TPG in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures where he specialized in information technology, software and telecommunications investments. Mr. Stanton also serves on the board of directors of Belden & Blake Corporation, Paradyne Partners, L.P., TPG Communications, Inc. and Zilog, Inc.

Wieland F. Wettstein has been a director of the Company since 1990. Mr. Wettstein is the Executive Vice President of, and indirectly controls 50% of, Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held for more than five years. Mr. Wettstein serves on the board of directors of a public oil and natural gas company, BXL Energy, and on the board of directors of a private technology firm.

Gareth Roberts is President, Chief Executive Officer, a director and is the founder of DMI, which was founded in April 1990. Mr. Roberts has more than 20 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees in Geology and Geophysics from St. Edmund Hall, Oxford University. Mr. Roberts also serves on the board of directors of Belden & Blake Corporation.

Phil Rykhoek is Chief Financial Officer and a Certified Public Accountant. He joined the Company and was appointed to the position of Chief Financial Officer and Secretary in June 1995. Before joining the Company, Mr. Rykhoek was Executive Vice President and co-founder of Petroleum Financial, Inc., a private company formed in May 1991 to provide oil and natural gas accounting services on a contract basis to other entities. From 1982 to 1991 (except for 1986), Mr. Rykhoek was employed by Amerac Energy Corporation (formerly Wolverine Exploration Company), most recently as Vice President and Chief Accounting Officer. He retained his officer status during his tenure at Petroleum Financial, Inc.

Mark A. Worthey as Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. He joined the Company in September 1992. Previously, he was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984.

Bobby J. Bishop is Controller and Chief Accounting Officer. He is a Certified Public Accountant and joined the Company as Controller in August 1993 and was appointed to the position of Chief Accounting Officer in December, 1997. Before joining the Company, Mr. Bishop was the Chief Financial Officer for Arcadia Exploration and Production Company, a private company. He also worked for Lake Ronel Oil Company and TXO Production Corp. Mr. Bishop graduated from the University of Oklahoma with a Bachelor of Business Administration in Accounting in 1983.

Ron Gramling is President of our marketing subsidiary. He joined the Company in May 1996 when the Company purchased the subsidiary's assets. Before becoming affiliated with the Company, he was employed by Hadson Gas Systems as Vice President of term supply. Mr. Gramling has 27 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.

Lynda Perrard is Vice President, Land of DMI, a position she has held since April 1994. Ms. Perrard has over 30 years of experience in the oil and gas industry as a petroleum landman. Before joining the Company, Ms. Perrard was the President and Chief Executive Officer of Perrard Snyder, Inc., a corporation performing contract land services. Ms. Perrard also served as Vice President, Land for Snyder Exploration Company from 1986 to 1991.

Mr. Matthew Deso resigned from his position as Vice President of Exploration on January 6, 1999 to pursue other interests.

COMPENSATION OF DIRECTORS AND OFFICERS

     Information concerning compensation received by our executive officers and directors was presented under the caption "Statement of Executive Compensation" in the Proxy Statement for the 1998 Annual Meeting and is incorporated by reference.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital of the Company consists of an unlimited number of common shares without nominal or par value. The authorized capital of Denbury Delaware under the proposed certificate of incorporation will be 100,000,000 shares of common stock, $____ par value per share. As of December 31, 1998, there were 26,801,680 common shares of the Company outstanding.

DENBURY CANADA AND DENBURY DELAWARE COMMON STOCK

     The principal attributes of Denbury Canada's common shares and Denbury Delaware's common stock will be identical, other than differences in shareholders' rights under Canadian and Delaware law described under "Moving the Corporate Domicile of the Company--Comparison of Shareholders' Rights" and "Description of Capital Stock." The holders of Denbury Delaware common stock will be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Denbury Delaware, to receive the remaining property of Denbury Delaware upon dissolution.

DENBURY DELAWARE PREFERRED STOCK

     The certificate of incorporation for Denbury Delaware authorizes the future issuance of preferred shares, with such designations, rights, privileges, restrictions and conditions as may be determined from time to time by the board of directors. The board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of Denbury Delaware's common stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Denbury Delaware. Such actions could have the effect of discouraging bids for Denbury Delaware and, thereby, preventing shareholders from receiving the maximum value for their shares. Although Denbury Delaware has no present intention to issue any additional preferred shares, there can be no assurance that Denbury Delaware will not do so in the future. No preferred shares will be outstanding upon consummation of the proposed move of domicile or sale of shares to TPG.

                          NATURE OF THE TRADING MARKET

     Our common shares have been listed on the NYSE since May 8, 1997 and were listed on the NASDAQ from August 25, 1995 through May 8, 1997. Our common shares have also been listed on the TSE in Toronto, Canada, since February 14, 1984. Our common shares currently trade under the symbol "DNR" on both the NYSE and TSE. The following table summarizes the high and low last reported sale prices (adjusted for the one-for-two reverse stock split in October 1996) as reported by each exchange for each quarterly period during the last two fiscal years and to date during 1999.

                                       NYSE / NASDAQ              TSE
                                      ----------------      ---------------
                                       High      Low         High     Low
                                      -------  -------      ------   ------
                                           (US $)                (C $)
1997
     First Quarter....................  16.00    12.00       21.75    16.40
     Second Quarter...................  17.63    13.13       24.50    18.00
     Third Quarter....................  23.75    16.13       33.00    22.20
     Fourth Quarter...................  24.63    17.88       33.50    25.50

1998
     First Quarter....................  20.63    16.13       29.00    23.00
     Second Quarter...................  17.75    12.75       25.00    18.50
     Third Quarter....................  13.50     6.00       19.90     8.75
     Fourth Quarter...................   8.50     3.50       13.10     5.40

1999
     First Quarter (through January
       15, 1999)......................   6.19     5.19        9.05     7.15

                                  LEGAL MATTERS

     Certain matters of Canadian law in connection with the continuance will be passed upon by Burnet, Duckworth & Palmer. Certain legal matters in connection with the shares of Denbury Delaware capital stock to be issued in connection with the continuance will be passed upon by Jenkens & Gilchrist, a Professional Corporation, Houston, Texas on behalf of Denbury Delaware.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this document by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, chartered accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     Our SEC filings are available to the public over the Internet at the SEC's web site at http//www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Our filings can also be inspected at the New York Stock Exchange, 20 Broad St., New York, New York 10005.

     The Company has filed a Registration Statement with the SEC on Form S-4 to register the common shares that will be deemed to be issued to stockholders in the move of our corporate domicile. This Proxy Statement/Prospectus is part of such Registration Statement and constitutes a prospectus in addition to being a proxy statement of the Company for the special meeting. As allowed by SEC rules, this Proxy

Statement/Prospectus does not contain all the information contained in the Registration Statement or in the exhibits to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to include certain information in this document by "incorporating by reference," which means that we can disclose important information to you by referring to those documents. The following documents were filed by us with the SEC by the Company and are incorporated by reference in this Proxy Statement/Prospectus and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1. Annual Report on Form 10-K for the year ended December 31, 1997;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     3. Current Reports on Form 8-K dated December 2, 1998 and December 17,
        1998.

     YOU MAY REQUEST A COPY OF THESE FILINGS AT NO COST BY WRITING OR TELEPHONING US AT DENBURY RESOURCES INC., 17304 PRESTON ROAD, SUITE 200, DALLAS, TEXAS 75252 (TELEPHONE NUMBER (972) 673- 2000, ATTENTION: SECRETARY. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY __, 1999.

CERTAIN FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS UNDER THE CAPTION "RISK FACTORS" IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING MATERIAL RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                  OTHER MATTERS

     Our board does not intend to bring any matters before the special meeting other than those proposals contained in this Proxy Statement/Prospectus. We do not know of any matters to be brought before the meeting by others. If any other matters properly come before the special meeting, it is the intention of the persons named in accompanying proxies to vote such proxies in accordance with the judgment of the board.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

     The Company is incorporated in Canada. Some of the directors and experts are residents of Canada and most, if not all, of these person's assets are located outside of the United States. It may be difficult for a shareholder in the United States to effect service or realize anything from a judgment against these Canadian residents or the Company as a result of any possible civil liability resulting from a violation of the United States federal securities laws. This has been confirmed by our Canadian legal counsel, Burnet, Duckworth & Palmer in Calgary, Alberta.

                                    GLOSSARY

The terms defined in this section are used throughout this Proxy
Statement/Prospectus.

     Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet of natural gas.

     BOE. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBOE. One thousand BOEs.

     MBtu. One thousand Btus.

     Mcf. One thousand cubic feet of natural gas.

     MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

     MMBOE. One million BOEs.

     MMBtu. One million Btus.

     MMcf. One million cubic feet of natural gas.

     PV10 Value. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted to present value using an annual discount rate of 10% in accordance with the guidelines of the Commission.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Tcf. One trillion cubic feet of natural gas.

     Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property as well as to a share of production.

                                    EXHIBIT A

             [Letterhead of Credit Suisse First Boston Corporation]


December 16, 1998

Board of Directors
Denbury Resources Inc.
17304 Preston Road, Suite 200
Dallas, Texas  75252


Members of the Board:

You have asked us to advise you with respect to the fairness to Denbury Resources Inc. ("Denbury") from a financial point of view of the consideration to be received by Denbury pursuant to the terms of the Stock Purchase Agreement, dated as of December 16, 1998 (the "Stock Purchase Agreement"), between Denbury and TPG Partners II, L.P. ("TPG"). The Stock Purchase Agreement provides for, among other things, a U.S.$100 million equity investment in Denbury by TPG (the "TPG Investment") pursuant to which TPG will purchase an aggregate of 18,552,876 newly issued common shares of Denbury (the "Denbury Common Shares") for a purchase price of U.S.$5.39 per share in cash (the "Consideration").

In arriving at our opinion, we have reviewed the Stock Purchase Agreement and certain publicly available business and financial information relating to Denbury. We have also reviewed certain other information relating to Denbury, including financial forecasts and reserve reports, provided to or discussed with us by Denbury, and have met with Denbury's management to discuss the business and prospects of Denbury. We have also considered certain financial and stock market data of Denbury, and we have compared those data with similar data for other publicly held companies in businesses similar to Denbury, and we have considered, to the extent publicly available, the financial terms of certain other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. The opinion expressed herein is being rendered during a period of volatility in the financial and commodity markets and is necessarily subject to the absence of further material developments in financial, economic and market conditions from those prevailing on the date hereof.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Denbury's management as to the future financial performance of Denbury. We also have assumed, with your consent, that the reserve reports reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Denbury. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Denbury, nor have we been furnished with any such evaluations or

Board of Directors
Denbury Resources Inc.
December 16, 1998
Page 2


appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of Denbury Common Shares actually will be when issued pursuant to the TPG Investment or the prices at which the Denbury Common Shares will trade subsequent to the TPG Investment. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the TPG Investment, nor were we requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Denbury.

We have acted as financial advisor to Denbury in connection with this opinion and will receive a fee for such services, a significant portion of which will be payable upon the delivery of this opinion. In the past, we have provided financial services to TPG and certain of its affiliates unrelated to the proposed TPG Investment, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Denbury for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Denbury in connection with its evaluation of the TPG Investment, does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the proposed TPG Investment, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Denbury pursuant to the TPG Investment is fair to Denbury from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                    EXHIBIT B

     SHAREHOLDERS HAVE THE RIGHT TO DISSENT TO THE MOVE OF THE CORPORATE DOMICILE OF THE COMPANY. SUCH RIGHT OF DISSENT IS DESCRIBED IN THE INFORMATION CIRCULAR. SEE "MOVING THE CORPORATE DOMICILE OF THE COMPANY--DISSENTING SHAREHOLDERS' RIGHTS" FOR FULL DETAILS OF THE RIGHT TO DISSENT AND THE PROCEDURE FOR COMPLIANCE WITH THE RIGHT OF DISSENT. THE FULL TEXT OF SECTION 190 OF THE CBCA IS SET FORTH BELOW.

               SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (28) RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     a. amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

     b. amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

     c. amalgamate otherwise than under section 184;

     d. be continued under section 188; or

     e. sell, lease or exchange all or substantially all of its property under subsection 189(3).

(29) FURTHER RIGHT. -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(30) PAYMENT FOR SHARES. -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(31) NO PARTIAL DISSENT. -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(32) OBJECTION. -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(33) NOTICE OF RESOLUTION. -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(34) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

     a. his name and address;

     b. the number and class of shares in respect of which he dissents; and

     c. a demand for payment of the fair value of such shares.

(35) SHARE CERTIFICATE. -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(36) FORFEITURE. -- A dissenting shareholder who fails to comply with subsection
(8) has no right to make a claim under this section.

(37) ENDORSING CERTIFICATE. -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(38) SUSPENSION OF RIGHTS. -- On sending a notice under subsection (7), a dissenting shareholder cases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

     a. a dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

     b. the corporation fails to make an offer in accordance with subsection
        (12) and the dissenting shareholder withdraws his notice, or

     c. the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(39) OFFER TO PAY. -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the noticed referred to in subsection (7), send to each dissenting shareholder who has sent such notice

     a. a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

     b. if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(40) SAME TERMS. -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(41) PAYMENT. -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(42) CORPORATION MAY APPLY TO COURT. -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(43) SHAREHOLDER APPLICATION TO COURT. -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(44) VENUE. -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(45) NO SECURITY FOR COSTS. -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(46) PARTIES. -- On an application to a court under subsection (15) or (16),

     a. all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

     b. the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be head in person or by counsel.

(47) POWERS OF COURT. -- On an application to a court under subsection (15) or
(16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(48) APPRAISERS. -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(49) FINAL ORDER. -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

(50) INTEREST. -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(51) NOTICE THAT SUBSECTION (26) APPLIES. -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(52) EFFECT WHERE SUBSECTION (26) APPLIES. -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

     a. withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

     b. retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(53) LIMITATION. -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     a. the corporation is or would after the payment be unable to pay its liabilities as they become due, or

     b. the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities. 1994, c.24, s.23.

                                    EXHIBIT C

                          CERTIFICATE OF DOMESTICATION

                            To be filed by Amendment

                                    EXHIBIT D

                          CERTIFICATE OF INCORPORATION

                            To be filed by Amendment

                                    EXHIBIT E

                                     BYLAWS

                            To be filed by Amendment

                                    EXHIBIT F

                                LIQUIDITY OPINION

                            To be filed by Amendment

                                    Exhibit G


                          Special Resolution Approving
        the Change of Corporate Domicile from Canada to the United States


     BE IT RESOLVED as a special resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

1. the change of domicile of the Company from Canada to the United States whereby the Company will be domesticated under the laws of the State of Delaware pursuant to section 388 of the Delaware General Corporation Law (the "DGCL")and discontinued under the provisions of section 188(7) of the Canada Business Corporations Act (the "CBCA") be and the same is hereby approved and authorized and the Company be and it is hereby authorized to apply to the Secretary of State of the State of Delaware for the purposes of domesticating the Company under the laws of the State of Delaware pursuant to section 388 of the DGCL and thereafter apply to the Director under the CBCA for a Certificate of Discontinuance pursuant to section 188(7) of the CBCA;

2. the Certificate of Incorporation and the Certificate of Domestication, which are attached as Exhibits "C" and "D", respectively, to the Information Circular - Proxy Statement of the Company mailed to the shareholders of the Company for the purposes of the Special Meeting, subject to changes as the Secretary of State of the State of Delaware may require or as the Board of Directors of the Company may approve, be and the same are hereby adopted, approved and authorized;

3. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution which, without limiting the generality of the foregoing, shall include the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Domestication and the Certificate of Incorporation, the application to the Director under the CBCA to authorize and approve the Continuance, the application to the Director under the CBCA for a Certificate of Discontinuance pursuant to section 188(7) of the CBCA and all other requisite notices and filings in respect of the domestication required pursuant to applicable laws; and

4. conditional upon the domestication of the Company under the laws of the State of Delaware in accordance with all legal requirements relating thereto being made effective, the merger of the Company with its wholly-owned subsidiary, Denbury Management Inc., whereby the Company will be the surviving entity, be and the same is hereby approved and authorized.

                         Ordinary Resolution Authorizing
             the Board the Authority to Postpone or Abandon the Move


     BE IT RESOLVED as a special resolution of the shareholders of Denbury Resources Inc. (the "Company") that:


1. the directors of the Company may, in their sole discretion and notwithstanding that this resolution has been duly passed by the shareholders of the Company, postpone or abandon the move of the corporate domicile of the Company without further action or approval of the shareholders if the Board of Directors determines that such a move or timing of the domestication would not be in the Company's best interests.

      Ordinary Resolution Approving the Sale of Shares to the Texas Pacific
                                      Group

     WHEREAS Denbury Resources Inc. (the "Company") has entered into a stock purchase agreement (the "TPG Purchase Agreement") dated December 16, 1998 with an affiliate of the Texas Pacific Group ("TPG"), pursuant to which TPG has agreed to purchase 18,552,876 newly-issued Common Shares of Denbury Resources Inc. for a total purchase price of U.S. $100 million, representing a subscription price of U.S. $5.39 per Common Share, which agreement provides, among other things, that the consummation of the sale of the shares to TPG is conditional upon the approval by holders of the majority of the Common Shares of the Company voting that are disinterested shareholders;

     NOW THEREFORE BE IT RESOLVED, as an ordinary resolution of the shareholders of the Company, that:

1. the private placement by the Company to TPG of an aggregate 18,552,876 Common Shares at a subscription price of U.S. $5.39 per share for an aggregate purchase price of U.S. $100 million pursuant to the terms and conditions of the TPG Purchase Agreement be and the same is hereby authorized and approved and the TPG Purchase Agreement and all transactions contemplated thereby be and the same are hereby ratified, approved and confirmed including any and all other agreements, documents and instruments and the performance of such further and other actions as may be necessary or desirable in order to give full effect to the TPG Purchase Agreement and the obligations of the Company with respect thereto including the actions, documents, agreements and instruments contemplated thereby or hereby;

2. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution; and

3. the directors of the Company may, in their sole discretion and notwithstanding that this resolution has been duly passed by the shareholders of the Company, revoke this resolution before it is acted upon without further action or approval of the shareholders.

                          Ordinary Resolution Approving
        Increase of Authorized Shares under the Company's Employee Stock
                                  Purchase Plan


     BE IT RESOLVED as an ordinary resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

1. the amendment to the employee stock purchase plan of the Company made effective February 1, 1996 (the "Employee Stock Purchase Plan"), by increasing the maximum number of Common Shares of the Company which shall be available for sale under the Employee Stock Purchase Plan from 250,000 Common Shares to 750,000 Common Shares be and the same is hereby ratified, approved and authorized; and

2. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution including, without liming the generality of the foregoing, all necessary notices, filings and applications to the Toronto and New York stock exchanges in respect of the amendment to the Employee Stock Purchase Plan and the additional listing of Common Shares issued under the Employee Stock Purchase Plan.

                          Ordinary Resolution Approving
       Increase of Authorized Shares under the Company's Stock Option Plan


     BE IT RESOLVED that an ordinary resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

1. the amendment to the stock option plan of the Company made effective August 9, 1995 (the "Stock Option Plan"), as amended, by the increase of an additional 2,015,756 Common Shares issuable under the Stock Option Plan such that the maximum number of Common Shares reserved for future issuance under the Stock Option Plan will be 4,535,000 Common Shares representing approximately 10% of the outstanding Common Shares after giving effect to the proposed sale of 18,552,876 Common Shares to Texas Pacific Group, and pursuant to which the "Common Share Maximum" as defined in section 4(a) of the Stock Option Plan is increased to 5,145,587 Common Shares be and the same is hereby ratified, approved and authorized; and

2. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution including, without liming the generality of the foregoing, all necessary notices, filings and applications to the Toronto and New York stock exchanges in respect of the amendment to the Stock Option Plan and the additional listing of Common Shares issuable upon exercise of options granted under the Stock Option Plan.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22.  Indemnification of Directors and Officers

Canada

     Section 124(1) of the Canada Business Corporations Act ("CBCA") provides that, except in respect of an action by or on behalf of a corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

     (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

     (b) in a case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     Section 124(2) of the CBCA provides that even if such a person is named in an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify such a person with court approval if such person meets the standards set forth in Section 124(1). Additionally, a person named in Section 124(1) is entitled to indemnity from the corporation if the person seeking indemnity:

     (a) was substantially successful on the merits in his defense of the action or proceeding; and

     (b) fulfills the conditions set forth above.

     Section 5.02 of the Company's Bylaws contains the same standards set forth in Section 124(1), but makes indemnification in such circumstances mandatory by the Company.

Texas

     DMI has authority under Articles 2.02(A) (16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided for in such statute. Section 3.06 of DMI's Bylaws provides that the board of directors of DMI may authorize DMI to pay expenses incurred by, so as to satisfy a judgment or fine rendered or levied against, present or former directors, officers or employees of DMI as provided by Article 2.02(A)(16) of the TBCA.

     The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, and, in all other cases, that his conduct was not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     In addition to the above provisions, both the Company and DMI have also entered into an indemnity agreement with their officers and directors, which, subject to the CBCA and TBCA, respectively, sets forth the procedures by which a person may seek indemnity and clarifies the situations in which a person may be entitled to indemnity by the Company or DMI, both.

     Effective in August 1997, the Company modified the directors and officers insurance covering each of its officers and directors. The insurance provides up to $15 million of coverage for the officers and directors with deductibles ranging from zero to $350,000, depending on the type of claim, and $15 million of coverage for the Company. The Company has paid for 100% of the cost of this insurance.

Item 21.    Exhibits and Financial Statement Schedules

     (a) Exhibits.


Exhibit  Description of Exhibit
-------  ----------------------

3(a) Articles of Continuance of Denbury Resources Inc., as amended (incorporated by reference as Exhibits 3(a), 3(b), 3(c), 3(d) of the Company's Registration Statement on Form F-1 dated August 25, 1995,
         Exhibit 4(e) of the Company's Registration Statement on Form S-8 dated February 2, 1996 and Exhibit 3(a) of the Pre-effective Amendment No. 2 of the Company's Registration Statement on Form S-1 dated October 22,
         1996).

3(b) General By-Law No. 1: A By-Law Relating Generally to the Conduct of the Affairs of Denbury Resources Inc., as amended (incorporated by reference as Exhibit 3(e) of the Company's Registration Statement on Form F-1 dated August 25, 1995, Exhibit 4(d) of the Registrant's Registration Statement on Form S-8 dated February 2, 1996.

Exhibit  Description of Exhibit
-------  ----------------------
3(c) Restated Articles of Incorporation of Denbury Management, Inc. (incorporated by reference as Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(d)     Bylaws of Denbury Management, Inc. (incorporated by reference as
         Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(e)** Certificate of Domestication of Denbury Resources Inc. (attached as Exhibit C to the Prospectus of this Registration Statement).

3(f)** Form of Articles of Incorporation of Denbury Resources Inc., a Delaware corporation (attached as Exhibit D to the Prospectus of this Registration Statement).

3(g)** Form of By-laws of Denbury Resources Inc., a Delaware corporation (attached as Exhibit E to the Prospectus of this Registration Statement).

4(a) See Exhibits 3(a), 3(b), 3(c) and 3(d) for provisions of the Articles of Continuance and General By-Law No. 1 of the Company defining the rights of the holders of Common Shares.

4(b) Form of Indenture between DMI and Chase Bank of Texas National Association, as trustee (incorporated by reference as Exhibit 4(b) of Registrant's Registration Statement on Form S-3 dated February 19,
         1998).

4(c)* Section 190 of the Canada Business Corporation Act (attached as Exhibit B to the Prospectus of this Registration Statement).

5(a)**   Opinion of Burnet, Duckworth & Palmer.

5(b)**   Opinion of Jenkens & Gilchrist, a Professional Corporation.

8(a)** Form of opinion of Burnet, Duckworth & Palmer as to Canadian tax matters.

8(b)** Form of opinion of Jenkens & Gilchrist, a Professional Corporation as to United States tax matters.

10(a) Stock Purchase Agreement dated December 16, 1998 between the Company and TPG Partners II, L.L.C. (incorporated by reference as Exhibit 99.1 of the Registrant's Form 8- K dated December 17, 1998).

10(b)* Consent letter and form of Fourth Amendment to First Restated Credit Agreement, by and among Denbury Management, as borrower, Denbury Resources Inc., as guarantor, NationsBank of Texas, N.A. as administrative agent and NationsBank of Texas, N.A. as bank, dated November 30, 1998.

12*      Statement of Ratio of Earnings to Fixed Charges.

23(a)*   Consent of Deloitte & Touche LLP.

23(b)** Consent of Burnet, Duckworth & Palmer (contained in its opinion filed as Exhibit 5 (a).
23(c)** Consent of Jenkens & Gilchrist, a Professional Corporation (contained in its opinion filed as Exhibit 5(b)).
24(a)* Power of Attorney (contained on the signature page of this Registration Statement).

99*      Consent of Credit Suisse First Boston Corporation.

---------------------------

  * Previously filed.
** To be filed by amendment.

Item 22. Undertakings

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 19, 1999.

                                                  DENBURY RESOURCES INC.


                                             By:   /s/ Phil Rykhoek
                                                -------------------------------
                                                  Phil Rykhoek
                                                  Chief Financial Officer

     Each person whose signature appears below as a signatory to this registration statement constitutes and appoints Gareth Roberts and Phil Rykhoek, or either one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.


          Signatures                            Title                     Date
                              President, Chief Executive        January 19, 1999
/s/ Gareth Roberts *          Officer and Director
----------------------------- of the Company
Gareth Roberts                (Principal Executive Officer)


                              Chief Financial  Officer,         January 19, 1999
                              Secretary and Authorized
/s/ Phil Rykhoek *            Representative  of  the Company
----------------------------- (Principal Financial Officer)
Phil Rykhoek


                              Controller and Chief Accounting   January 19, 1999
/s/ Bobby J. Bishop *         Officer of the Company
----------------------------- (Principal Accounting Officer)
Bobby J. Bishop


/s/ Ronald G. Greene *        Chairman  of the Board and        January 19, 1999
----------------------------- Director of the Company
Ronald G. Greene

          Signatures                            Title                     Date

/s/ Wieland Wettstein *       Director of the Company           January 19, 1999
----------------------------
Wieland Wettstein


/s/ Wilmot Matthews *         Director of the Company           January 19, 1999
----------------------------
Wilmot Matthews


By: * /s/ Phil Rykhoek
   ----------------------------
   Phil  Rykhoek
   Attorney-in-Fact pursuant to
   Power of Attorney  contained
   in original filing of the
   Registration Statement.



                                  EXHIBIT INDEX


Exhibit  Description of Exhibit
-------  ----------------------


3(a) Articles of Continuance of Denbury Resources Inc., as amended (incorporated by reference as Exhibits 3(a), 3(b), 3(c), 3(d) of the Company's Registration Statement on Form F-1 dated August 25, 1995,
         Exhibit 4(e) of the Company's Registration Statement on Form S-8 dated February 2, 1996 and Exhibit 3(a) of the Pre-effective Amendment No. 2 of the Company's Registration Statement on Form S-1 dated October 22,
         1996).

3(b) General By-Law No. 1: A By-Law Relating Generally to the Conduct of the Affairs of Denbury Resources Inc., as amended (incorporated by reference as Exhibit 3(e) of the Company's Registration Statement on Form F-1 dated August 25, 1995, Exhibit 4(d) of the Registrant's Registration Statement on Form S-8 dated February 2, 1996.

3(c) Restated Articles of Incorporation of Denbury Management, Inc. (incorporated by reference as Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(d)     Bylaws of Denbury Management, Inc. (incorporated by reference as
         Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(e)** Certificate of Domestication of Denbury Resources Inc. (attached as Exhibit C to the Prospectus of this Registration Statement).

3(f)** Form of Articles of Incorporation of Denbury Resources Inc., a Delaware corporation (attached as Exhibit D to the Prospectus of this Registration Statement).

3(g)** Form of By-laws of Denbury Resources Inc., a Delaware corporation (attached as Exhibit E to the Prospectus of this Registration Statement).

4(a) See Exhibits 3(a), 3(b), 3(c) and 3(d) for provisions of the Articles of Continuance and General By-Law No. 1 of the Company defining the rights of the holders of Common Shares.

4(b) Form of Indenture between DMI and Chase Bank of Texas National Association, as trustee (incorporated by reference as Exhibit 4(b) of Registrant's Registration Statement on Form S-3 dated February 19,
         1998).

Exhibit  Description of Exhibit
-------  ----------------------

4(c)* Section 190 of the Canada Business Corporation Act (attached as Exhibit B to the Prospectus of this Registration Statement).

5(a)**   Opinion of Burnet, Duckworth & Palmer.

5(b)**   Opinion of Jenkens & Gilchrist, a Professional Corporation.

8(a)** Form of opinion of Burnet, Duckworth & Palmer as to Canadian tax matters.

8(b)** Form of opinion of Jenkens & Gilchrist, a Professional Corporation as to United States tax matters.

10(a) Stock Purchase Agreement dated December 16, 1998 between the Company and TPG Partners II, L.L.C. (incorporated by reference as Exhibit 99.1 of the Registrant's Form 8- K dated December 17, 1998).

10(b)* Consent letter and form of Fourth Amendment to First Restated Credit Agreement, by and among Denbury Management, as borrower, Denbury Resources Inc., as guarantor, NationsBank of Texas, N.A. as administrative agent and NationsBank of Texas, N.A. as bank, dated November 30, 1998.

12*      Statement of Ratio of Earnings to Fixed Charges.

23(a)*   Consent of Deloitte & Touche LLP.

23(b)** Consent of Burnet, Duckworth & Palmer (contained in its opinion filed as Exhibit 5 (a).

23(c)** Consent of Jenkens & Gilchrist, a Professional Corporation (contained in its opinion filed as Exhibit 5(b)).

24(a)* Power of Attorney (contained on the signature page of this Registration Statement).

99*      Consent of Credit Suisse First Boston Corporation.

-------------------
  * Previously filed.
** To be filed by amendment.

















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